UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 22, 2023

Dear Fellow Stockholders:

You are cordially invited to attend this year’s Annual Meeting of Stockholders (the “2023 Annual Meeting”), which will be held on Thursday, May 4, 2023, at 9:00 a.m., Eastern daylight time.

Upon consideration of various factors, including cost savings and efficiency gains related to annual meetings conducted solely by means of remote communications and the increased accessibility for stockholders and other stakeholders afforded by a virtual meeting compared to an in-person meeting, the 2023 Annual Meeting will be a virtual meeting conducted exclusively online via a live webcast. Please note there is no in-person meeting this year for you to attend.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 22, 2023, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2023 proxy statement and annual report for the fiscal year ended December 31, 2022. The Notice also provides instructions on how to cast your vote and instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you plan to attend the 2023 Annual Meeting, it is important that your shares be represented. Stockholders of record may vote via the Internet or over the telephone via a toll-free number. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope. While you are encouraged to vote your shares prior to the meeting, the Notice provides information on casting your vote via the Internet during the meeting.

Thank you for your continued support.

Sincerely,

MICHAEL J. KNEELAND	MATTHEW J. FLANNERY
Chair	President and Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/URI2023 on Thursday, May 4, 2023 at 9:00 a.m., Eastern daylight time, for the following purposes:

1.
To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;
2.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.
To approve our executive compensation on an advisory basis;
4.
To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;
5.
To consider the Company’s proposal to improve shareholder written consent (amend Certificate of Incorporation to reduce threshold to 15%);
6.
To consider a stockholder proposal to improve shareholder written consent, if properly presented at the meeting; and
7.
To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business Eastern daylight time on March 7, 2023, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 22, 2023

By Order of the Board of Directors,
JOLI L. GROSS
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 4, 2023. Prior to May 4, 2023, the Notice and Proxy Statement for the 2023 Annual Meeting of Stockholders and the Company’s 2022 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://investors.unitedrentals.com/financials/annual-reports/default.aspx.

Cautionary note regarding forward-looking statements

Certain statements in this Proxy Statement are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy, outlook, targets or goals (including but not limited to our environmental and social goals). These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. See our Form 10-K for the year ended December 31, 2022 for a summary of factors that could cause actual results to differ materially from those projected.

Note regarding website and links

References to our website or other links to our publications or other information are provided for the convenience of our stockholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the Securities and Exchange Commission.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2023 annual meeting of stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and Board Recommendations
Proposal		Board Vote Recommendation	Page Reference
Proposal 1 –	Election of Directors	FOR each nominee	15
Proposal 2 –	Ratification of Appointment of Public Accounting Firm	FOR	94
Proposal 3 –	Advisory Approval of Executive Compensation	FOR	96
Proposal 4 –	Advisory Vote on Frequency of Executive Compensation Vote	EVERY YEAR	99
Proposal 5 –	Company Proposal to Improve Shareholder Written Consent (Amend Certificate of Incorporation to Reduce Threshold to 15%)	FOR	100
Proposal 6 –	Stockholder Proposal to Improve Shareholder Written Consent	AGAINST	101

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Via the Internet: Visit the applicable voting website and follow the on-screen instructions:	www.proxyvote.com	Refer to voting instruction form.
By Telephone:	1-800-690-6903	Refer to voting instruction form.
By Mail: To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
During the Meeting: For instructions on attending the virtual Annual Meeting, please see “Voting—Voting During the Annual Meeting” on page 11.

Board Leadership Structure

Our current Board of Directors (“Board”) leadership structure consists of our non-executive Chair; Lead Independent Director; and President and Chief Executive Officer (“CEO”). The following is a summary of how the three roles interact and overlap with respect to Board leadership responsibilities:

Non-Executive Chair Michael Kneeland	Lead Independent Director Bobby Griffin	President and CEO Matthew Flannery
• Presides over Board meetings • Provides advice and counsel to the CEO • Focuses on Board oversight and governance matters • Sets the Board agenda and leads the materials review process
•
Liaison between independent directors and Chair
•
Acts as an independent resource to the CEO
•
Chairs executive sessions of independent directors
•
Participates in the Board agenda and materials review process

•
Drives business to align with the Board’s overall perspective and the Company’s long-term strategy
•
Implements strategic initiatives
•
Develops robust management team
•
Participates in the Board agenda and materials review process

We believe this structure enables each person to focus on different aspects of Company leadership and reinforces the independence of our Board as a whole. We have had a Lead Independent Director role since May 2019, when Mr. Kneeland, our former CEO, retired and became non-executive Chair. For additional information about this structure see “Corporate Governance Matters—Board Leadership Structure and Role of Our Lead Independent Director.”

Board Nominees

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (the “NYSE”) governance standards for director independence, except for Messrs. Kneeland and Flannery, who are not independent due to their employment (or, in the case of Mr. Kneeland, former employment) with the Company. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 18.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Membership*
José B. Alvarez	60	2009	Faculty, Tuck School of Business at Dartmouth and Harvard Business School, Retired Executive Vice President–Global Business Development, Royal Ahold NV	Yes	NC, SC
Marc A. Bruno	51	2018	Chief Operating Officer, U.S. Food & Facilities, Aramark Corporation	Yes	CC, NC
Larry D. De Shon	63	2021	Retired President and Chief Executive Officer, Avis Budget Group, Inc.	Yes	NC, SC
Matthew J. Flannery	58	2019	President and CEO, United Rentals, Inc.	No	SC
Bobby J. Griffin	74	2009	Retired President–International Operations, Ryder System, Inc.	Yes	NC
Kim Harris Jones	63	2018	Retired Senior Vice President and Corporate Controller, Mondelez International	Yes	AC, CC
Terri L. Kelly	61	2018	Retired President and Chief Executive Officer, W. L. Gore & Associates	Yes	CC, NC, SC
Michael J. Kneeland	69	2008	Chair and Retired CEO, United Rentals, Inc.	No	N/A
Francisco J. Lopez-Balboa	62	2022	Executive Vice President and Chief Financial Officer, Cumulus Media Inc.	Yes	AC, CC
Gracia C. Martore	71	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	AC, CC
Shiv Singh	45	2017	Chief Marketing & Customer Experience Officer, LendingTree, Inc.	Yes	AC, NC, SC

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee; SC – Strategy Committee

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. Our Board has engaged an independent consulting and search firm since 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. In particular, the Board’s long-term succession plan is informed by a list of prioritized director competencies which was first developed in 2016 and is regularly reviewed by the Board. See “Proposal 1” for our director skills and diversity matrix, which presents the competencies of each director. As a result of the Board’s refreshment efforts, seven long-serving directors did not stand for re-election from 2017 to 2022. In addition, Mr. Singh and Ms. Martore joined the Board in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board in 2018; Mr. Flannery joined the Board in 2019 upon his appointment to the position of Chief Executive Officer of the Company; Mr. De Shon joined the Board in 2021; and Mr. Lopez-Balboa joined the Board in 2022. While not part of our refreshment initiative, Donald Roof resigned from the Board in 2021 for personal reasons.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, encourage the efficient use and accountability of resources, and enhance stockholder value.

Board Independence	Board Performance
• 9 of 11 Nominees are Independent	• Risk Oversight
• Lead Independent Director	• Robust Board Evaluations
• Required Committees are Fully Independent	• Commitment to Board Refreshment
• Focus on Management Succession Planning
Other Board and Board Committee Practices	Stockholder Rights
• Separate Chair and CEO	• Proxy Access
• No Hedging or Pledging of Company Shares	• Stockholder Right to Call Special Meetings
• Robust Stock Ownership Guidelines	• Stockholder Right to Act by Written Consent
• Authority to Retain Outside Advisors	• No Poison Pill
• Director Retirement Age Policy	• Simple Majority Voting Requirements
• Director Overboarding Policy	• Annual Election of All Directors
• Diverse in Gender, Ethnicity, Experience and Perspective	• Majority Voting for Director Elections

Board Oversight of Environmental and Social Matters

Pursuant to its charter, our Board’s Nominating and Corporate Governance (“N&CG”) Committee holds primary responsibility for overseeing the Company’s environmental and social policies and practices. In furtherance of this responsibility, the N&CG Committee engages on environmental and social matters several times a year, including reviewing the Company’s annual corporate responsibility report and reviewing the Company’s key environmental and social policies. During 2022, the N&CG Committee’s oversight included, among other items, review of: the Company’s health and safety practices and performance; the Company’s diversity, equity and inclusion (“DE&I”) strategy, practices and disclosure; results from the Company’s employee experience survey; the Company’s lobbying report, human rights policy statement, supplier code of conduct and health safety and environmental policy; investor feedback on environmental, social and governance (“ESG”) matters; the Company’s climate and sustainability strategy; and progress against the Company’s environmental and social goals, including the Company’s greenhouse gas (“GHG”) emissions intensity reduction goal. The N&CG Committee also receives regular updates from the Sustainability Steering Committee, comprised of leaders from across the Company. In addition, the full Board periodically reviews environmental and social matters, such as talent management and DE&I and the other three Board committees oversee specific ESG topics. The Audit Committee oversees our cybersecurity programs and enterprise risk management and considers related risks. The Compensation Committee evaluates CEO and senior management compensation and therein considers ESG performance. The Strategy Committee advises on overall Company strategy, which increasingly includes consideration of sustainability matters and innovation which will be key to certain environmental initiatives. For additional information see “Environmental and Social Highlights—Environmental and Social Risk Management” and our latest corporate responsibility report available on our website at http://www.unitedrentals.com under the “Company—About Us” tab.

2022 Proposals Regarding Special Shareholder Meeting Right

At our 2022 annual meeting, our stockholders voted on a stockholder proposal to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10% and a competing Company proposal to lower the ownership threshold from 25% to 15%. The Company proposal passed and the stockholder proposal did not pass. The Company’s By-Laws were amended immediately following stockholder approval at the 2022 annual meeting to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 15%. The N&CG Committee and Board considered the voting results from our 2022 annual meeting and related investor feedback during the 2022 Outreach Program (discussed below) and determined not to lower the threshold below the now current 15% threshold.

Investor Engagement

We value our investors’ perspective on our business and each year we proactively interact with investors through numerous engagement activities. In 2022, these included our annual stockholder meeting, quarterly earnings calls and various investor conferences and (non-deal) road shows. In addition, at the Board’s request, management continued the momentum from the Company’s prior stockholder outreach programs with another outreach program in 2022, as detailed below. These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. We welcome additional feedback and our Investor Relations department is the contact point for investor interaction with United Rentals. Additionally, investors may access information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Executive Vice President and Chief Financial Officer, at 203-618-7122.

2022 Stockholder Outreach Program

The purpose of our 2022 Stockholder Outreach Program (our “2022 Outreach Program”) was to engage with our top stockholders about key ESG and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us. During 2022, we contacted governance and investment professionals at 25 of our top holders, representing over 50% of total outstanding shares. Of the 25 holders contacted in 2022, we had calls with 10 holders, representing approximately 21% of total outstanding shares. The Chair of the N&CG Committee participated in one of these calls and the Board remains willing to make an independent director available for direct discussion with investors, upon investor request and as appropriate. For information about how to communicate directly with our Board, see “Corporate Governance Matters—Direct Communications with Directors.” The following is a summary of topics that were discussed during our 2022 engagements and results of the feedback.

What Was Discussed	Results

During the calls, we spent a significant amount of time discussing:

•
the Company’s new external environmental and social goals, including safety and workforce diversity goals;
•
progress against the Company’s existing GHG emissions intensity reduction goal;
•
the Company’s business model and the environmental benefits of that model;
•
Board composition and refreshment and the Board’s overboarding policy adopted in 2022;
•
workforce diversity and related disclosures, including our EEO-1 report;
•
the Company’s employee experience survey results;
•
the stockholder proposal voted on at our 2022 annual meeting regarding the threshold for the stockholder right to call special meetings, which did not pass, and the competing Company proposal, which did pass;
•
the ESG modifier included in our annual incentive compensation plan for 2022; and
•
our compensation plans.

•
The results of our engagements were reported to the N&CG Committee and Compensation Committee and elevated to the Board, as necessary.
•
Based on feedback, we are including an individual director skills and diversity matrix in this Proxy Statement. The N&CG Committee also considered whether any changes needed to be made to the Board’s list of prioritized director competencies based on feedback from investors or regulatory developments.
•
We are currently in the process of developing our 2022 corporate responsibility report. We are responding to stockholder feedback for more transparency by incorporating a more robust Task Force on Climate-Related Financial Disclosures (TCFD) response into the report, including an overview of the climate scenario analysis engagement we are undergoing with a third party consultant.
•
The Compensation Committee considered a range of feedback from investors regarding the inclusion of ESG metrics in compensation plans, including feedback from some investors that noted that they like to see ESG included as a component of executive compensation, but believe performance measures should primarily focus on growth and returns, as our incentive plans do.

2022 Business Overview

In 2022, we marked our first 25 years in business by delivering the best financial performance in our history. It was another year of strong demand for equipment rental services, driven by major tailwinds in our end-markets. We leaned into that opportunity, continuing to invest in the business and growing rental revenue by over 20% in both our general rental and specialty segments.

Importantly, we converted our 2022 growth into record profitability, margins and returns for our shareholders. At the same time, we invested in long-term growth with $2.3 billion of acquisitions, 35 specialty cold-starts, $3.4 billion of rental fleet purchases and ongoing investments in safety, customer service and sustainability. Based on our durable cash generation and strong balance sheet, we announced in January 2023 that we would reactivate our share repurchase program and initiate a quarterly dividend. Together, these decisions are expected to return a total of $1.4 billion of capital to our stockholders this year.

For the full year 2022, we delivered a record $11.6 billion of total revenue, including $10.1 billion of equipment rental revenue, reflecting a mix of investments in organic growth and acquisitions to serve growing market demand. Below the revenue line, we achieved strong flow-through through a combination of diligent cost management and operational excellence, driving a net income margin(1) of 18.1%, and an adjusted EBITDA margin(1) of 48.3%. In addition, we generated $4.4 billion of net cash from operating activities, and $1.8 billion of free cash flow(1) after purchasing $3.4 billion of rental fleet to serve our expanding customer base.

We deployed these resources strategically to achieve market share gains and generate superior returns. Our return on invested capital (“ROIC”)(2) for 2022 was a record 12.7%, solidly above our cost of capital, and our net leverage ratio was 2.0x at year-end 2022, down from 2.2x at year-end 2021. Total liquidity was $2.9 billion at year-end 2022, after completing our $2 billion acquisition of Ahern Rentals, Inc. (”Ahern”) in December.

Ahern was our largest acquisition in 2022, and we completed it at an ideal time to expand our resources. While it had little impact on our financial results for the year, as the acquisition was completed in December 2022, it enabled us to begin integrating acquired operations in 30 states at year-end ahead of seasonal demand. In total, the strategic investments we made throughout the year increased our service capacity to approximately 24,600 employees and more than 1,500 branches as of the end of 2022.

(1)
Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in our Form 10-K for the year ended December 31, 2022. Please refer to the Form 10-K for the reconciliations to GAAP and for the reasons why management believes the non-GAAP financial measures provide useful information to investors about the Company's operating performance and liquidity. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
(2)
ROIC is calculated as after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.
(3)
Free cash flow for 2020 reflected a $1.2 billion year-over-year decrease in net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), as we significantly reduced capital expenditures largely due to the novel coronavirus (“COVID-19”), while 2021 and 2022 reflected net rental capital expenditures that exceeded historic (pre-COVID-19) levels.

In addition, our people-centric culture is a pillar of our growth strategy. Our Board monitors Company progress on matters of corporate social and environmental responsibility and fosters our culture through a focus on corporate governance. In 2022, we:

•
delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.76, a 3.8% year-over-year reduction against strong 2021 performance, while integrating over 8,000 new employees into our workplace;
•
strengthened the diversity of our organization, as reflected in a year-over-year increase in diverse employees in sales and management jobs from 31.3% in 2021 to 33.5% in 2022; for purposes of this Proxy Statement, unless otherwise noted, “diverse” means women and/or Hispanic, Black or African American, Native Hawaiian or Pacific Islander, Asian, Native American or Alaska Native, or two or more races;
•
saw strong retention in a tight labor market; voluntary turnover decreased 3% year-over-year from 13.5% in 2021 to 13.1% in 2022;
•
grew headcount by over 20% year-over-year to approximately 24,600 employees at year-end;
•
earned best-in-class satisfaction scores in our 2022 employee experience survey, with average responses ranging from 8.4 to 9.2 out of 10 in each of our four survey categories;
•
awarded an upgrade to an “A” level ESG rating by MSCI, which resonates with the investment community, and received similar scores from other ESG rating agencies;
•
earned national recognition for our progressive culture, including being named one of America’s Most Responsible Companies by Newsweek, and one of Glassdoor’s Top 100 Places to Work and being named to the JUST 100, a ranking of America’s largest publicly traded companies on ESG issues;
•
made significant investments in alternative-fuel vehicles and rental fleet, including a landmark agreement with Ford Pro to purchase 500 electric trucks and 30 electric vans, as well as adding low- and zero-emissions rental equipment through partnerships with POWRBANK, Takeuchi, JCB and others;
•
developed a proprietary emissions estimation tool and launched it on our Total Control® platform, where our customers are using the technology to help reduce their carbon footprints; and;
•
completed our fourth Company-wide stock grant program, which program was in honor of our 25th anniversary.

Executive Compensation Overview

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, ESG outcomes, and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For our named executive officers (“NEOs”), the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole. The significant majority of NEO pay continues to be variable: 88% for the CEO and an average of 74% for our other NEOs, excluding Ms. Graziano and Mr. Fenton who are no longer employed by the Company, based upon annual target total direct compensation (“TTDC”) for fiscal year 2022 and not including any one-time grants or awards outside of annual TTDC.

Stockholder Support: At the Company’s 2022 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 92% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design in 2022, aside from the adjustment to the strategic factors framework used in our AICP to add certain ESG objectives, which adjustment was previewed in our 2022 proxy statement.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do	What We Don’t Do
•
Heavy emphasis on variable (“at-risk”) compensation
•
Stock ownership guidelines supported by net share retention requirements
•
Double-trigger equity vesting upon a change in control
•
Clawback policy and anti-hedging and pledging policy
•
Engage an independent compensation consultant
•
Annual risk assessment of compensation practices

•
No significant perquisites
•
No supplemental executive retirement plans
•
No repricing or exchange of underwater options without stockholder approval
•
No option or stock appreciation rights granted below fair market value
•
No tax gross-ups other than for qualified relocation expenses
•
No guaranteed incentive payments

2022 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2022:

•
Base salaries: Based on the Compensation Committee’s annual review during the first quarter of 2022, Mr. Flannery’s base salary increased 5.0% and the base salaries of Messrs. Asplund and Pintoff and Ms. Graziano increased 3.8%. Mr. Fenton’s base salary did not increase during 2022 because he gave notice of retirement before salary decisions were made in 2022. Messrs. Grace and Limoges were not NEOs in 2021 so their 2021 base salaries and subsequent increases are omitted from this discussion.
•
Incentive compensation: Consistent with the Company’s strong results, funding for both our AICP and LTIP was above target. AICP bonuses were funded at 200.0% of target, and LTIP awards were earned at 200.0% of target, both of which reflect maximum attainment.

For further details about the executive compensation program, please refer to the CD&A starting on page 46 of this Proxy Statement.

Company Awards
RECENT AWARDS AND RECOGNITIONS
2022 National Diversity Excellence Award Association of Builders and Contractors	2022 Wall Street Journal Best Managed Companies
2022 Military Times Best for Vets	2023 Military Friendly Supplier Diversity Program G.I. Jobs
2022 VETS Indexes 5 Star Employer	2023 Military Friendly Spouse Employer G.I. Jobs
2023 America’s Most Responsible Companies (Rank 43 of 500) Newsweek	2023 Top Workplaces USA (Rank 17 in Large Company category) Energage
2023 Glassdoor Best Places to Work - Top 100	2022 HireVets Medallion Award Program Gold Award, Large Employer
2023 Military Friendly Company (Gold) G.I. Jobs	2022 Forbes World’s Best Employers
2023 JUST Capital JUST 100 List	2022 Newsweek Most Trustworthy Companies
Proud Sponsor of the United Compassion Fund, an employee-funded 501(c)(3) program for assisting United Rentals employees in need

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 22, 2023

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2023 annual meeting of stockholders (the “Annual Meeting”) to be held virtually via live webcast on Thursday, May 4, 2023, at 9:00 a.m., Eastern daylight time, at www.virtualshareholdermeeting.com/URI2023, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2022 annual report to stockholders available to our stockholders over the Internet. On March 22, 2023, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2022 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of such meeting. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business, Eastern daylight time, on March 7, 2023.

Voting Securities Outstanding on Record Date

As of the record date, there were 69,385,039 shares of our common stock outstanding and entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by appointment with the Company beginning 10 days prior to the Annual Meeting.

Right to Vote

With respect to each matter properly brought before the Annual Meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the Annual Meeting:

•
VIA THE INTERNET—Visit the website http://www.proxyvote.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the information contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 3, 2023.
•
BY TELEPHONE—Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the information contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 3, 2023.
•
BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, a submission by mail must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 3, 2023.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card prior to the deadlines set forth above, you may vote via the Internet during the Annual Meeting.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting During the Annual Meeting

If you are a stockholder of record, you may attend and vote your shares during the Annual Meeting. You can attend the meeting by accessing www.virtualshareholdermeeting.com/URI2023 and entering the 16-digit control number on the proxy card or Notice you previously received.

If you hold your shares in “street name” (i.e. through an account at a broker or other nominee) and want to attend or vote your shares during the Annual Meeting, please follow the instructions you received from your broker or nominee to obtain your 16-digit control number in advance of the Annual Meeting date.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

•
FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”
•
FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”
•
FOR “Proposal 3—Advisory Approval of Executive Compensation”
•
EVERY YEAR on “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote”
•
FOR “Proposal 5—Company Proposal to Improve Shareholder Written Consent (Amend Certificate of Incorporation to Reduce Threshold to 15%)”
•
AGAINST “Proposal 6—Stockholder Proposal to Improve Shareholder Written Consent”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3, 4, 5 and 6 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 3, 2023, (ii) voting during the Annual Meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern daylight time, on Wednesday, May 3, 2023, or (iv) executing and mailing a later-dated proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which proxy card must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 3, 2023.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the Annual Meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote,” we are asking stockholders whether the advisory vote on executive compensation should occur every three years, every two years, or every year. The option of once every three years, once every two years or once every year that receives the greatest number of votes will be the frequency approved by stockholders. Voting on Proposal 4 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and shares not otherwise represented at the meeting will have no effect on the outcome of Proposal 4. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4.

With respect to “Proposal 5—Company Proposal to Improve Shareholder Written Consent (Amend Certificate of Incorporation to Reduce Threshold to 15%),” the affirmative vote of holders of at least 50% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 5 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 5. If stockholders vote to approve Proposal 5, changes to our Certificate of Incorporation will be effective upon the filing of a certificate of amendment and amended and restated Certificate of Incorporation with the Secretary of State of Delaware, which we intend to do immediately after the annual meeting.

With respect to “Proposal 6—Stockholder Proposal to Improve Shareholder Written Consent,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 6 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 6. Voting for Proposal 6 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

•
FOR the election of all 11 nominees recommended by the Board;
•
FOR the ratification of the appointment of our public accounting firm;
•
FOR the resolution approving the compensation of our named executive officers on an advisory basis;
•
EVERY YEAR on the advisory vote on frequency of executive compensation vote;
•
FOR the Company’s proposal to improve shareholder written consent (amend Certificate of Incorporation to reduce threshold to 15%); and
•
AGAINST the stockholder proposal to improve shareholder written consent.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc. A Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Francisco J. Lopez-Balboa, Gracia C. Martore and Shiv Singh. All directors, except for Mr. Lopez-Balboa, were elected at the 2022 annual meeting for one-year terms, which expire at the Annual Meeting. Mr. Lopez-Balboa was appointed to the Board on October 7, 2023, and his term expires at the Annual Meeting.

The Board, upon the recommendation of the N&CG Committee, has nominated all current directors to stand for election at the Annual Meeting: José B. Alvarez, Marc A. Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Francisco J. Lopez-Balboa, Gracia C. Martore and Shiv Singh. Each director elected at the Annual Meeting will hold office until our 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our Corporate Secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an Annual Meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All 11 of the nominees for election at the Annual Meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, De Shon, Flannery, Griffin, Kneeland, Lopez-Balboa and

Singh to hold office until the 2024 Annual Meeting (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters—Director Independence,” the Board and the N&CG Committee considered the specific qualifications, experience, skills, background, judgment, diversity and other attributes of the director nominees named herein and concluded that based on the aforementioned factors, and including each director nominee’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such individuals should serve as directors of the Company.

Director Skills and Diversity Matrix

The matrix below presents the prioritized competencies possessed by each director and certain demographic information. This matrix is intended to provide a summary of our director nominees’ qualifications and demographics and is not a complete list of each director nominee’s strengths or contributions to the Board. Additional details on each director nominee’s experiences, qualifications, skills and attributes are set forth in their biographies. Following the matrix are definitions of each of the Board’s prioritized competencies.

	Alvarez	Bruno	De Shon	Flannery	Griffin	Jones	Kelly	Kneeland	Lopez-Balboa	Martore	Singh	Total/Average
Skills and Experience
Public Company CEO			●	●				●		●		4
P&L Owner	●	●	●	●	●		●	●	●	●		9
Financial Acumen & Capital Market Experience				●	●	●		●	●	●		6
Digital			●							●	●	3
Sales & Marketing	●	●	●	●				●		●	●	7
Product Development & Distribution	●	●	●	●	●		●	●		●	●	9
Rental Industry			●	●	●			●				4
Capital Intensive Industry	●		●	●	●	●	●	●	●	●		9
International Experience	●	●	●		●	●	●				●	7

Demographics
African American or Black					●	●						2
Alaskan Native or Native American												0
Asian											●	1
Hispanic	●								●			2
Native Hawaiian or Pacific Islander												0
White		●	●	●			●	●		●		6
LGBTQ+												0
Age	60	51	63	58	74	63	61	69	62	71	45	61
Gender Identity	M	M	M	M	M	F	F	M	M	F	M	3F/8M

	Alvarez	Bruno	De Shon	Flannery	Griffin	Jones	Kelly	Kneeland	Lopez-Balboa	Martore	Singh	Total/Average
Tenure and Independence
Tenure (years)	13	4	1	3	13	4	4	14	0(1)	5	5	6
Independence	●	●	●		●	●	●		●	●	●	9
(1)
Mr. Lopez-Balboa joined the Board in October 2022.

Tenure 6 years average tenure of nominees	Age 61 years average age of nominees	Gender 27% of nominees self-identify as women	Racial/Ethnic Diversity 45% of nominees self-identify as racially/ethnically diverse

Definitions of Prioritized Competencies

Public Company CEO	Current or recently retired CEO of a public company of scale
P&L Owner

A President or executive with P&L ownership in a company of scale with experience and a strong ability to think strategically and critically assess and act on opportunities and threats (experience in M&A integration a plus). Able to develop effective strategies in the context of macroeconomic conditions

Financial Acumen & Capital Market Experience

A current or retired (last ten years) CFO, banker or public company qualified financial expert or recently retired audit partner from a big four accounting firm with experience in accounting, reporting, capital allocation, financial markets, M&A and post-merger integration

Digital	Executives with a millennial/next generation “futurist” mindset as well as an understanding of social media, e-commerce and leveraging technology platforms for business innovation and transformation
Sales & Marketing

A chief marketing officer or other senior executive with experience leading and executing sales and marketing strategies in a business-to-business environment with an industrial business, with preference for those that have developed digital strategies

Product Development & Distribution	A current or retired executive with experience in either: (i) designing, developing, and marketing newly-created products and services; or (ii) managing highly complex logistics and supply chains
Rental Industry

A current or retired executive from the equipment rental industry (or relevant major customer, original equipment manufacturer, or related industry) with a strong understanding of its operations (including multi-location complexity, logistics, distribution and supply chain) and ideally deep insight into the non-residential construction business

Capital Intensive Industry

Experience as a C-level executive (preference for a P&L owner) working in a capital-intensive industry where utilization of capital equipment is a key business driver (e.g. airlines, rental cars); service vs. equipment mentality

International Experience

Experience leading (as a P&L owner) a global business and understanding the challenges of entering new markets and navigating local and regional geopolitical sensitivities, especially in Asia and Europe

Individual Director Biographies

The following is a summary of the age, period of service as a director, current committee membership, business experience, attributes and skills and other directorships for each director nominee.

José B. Alvarez
Independent Director Age: 60 Director Since: 2009 Board Committees: • N&CG • Strategy

BACKGROUND:

Mr. Alvarez is a clinical professor of business administration at the Tuck School of Business at Dartmouth, a position he has held since July 2022. He is also a visiting senior lecturer at Harvard Business School, where he has served on the faculty since February 2009. Until December 2008, he was the Executive Vice President—Global Business Development for Royal Ahold NV (“Royal Ahold”), one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including President and Chief Executive Officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez held several key management positions with Royal Ahold, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Tuck School of Business and Harvard Business School faculties, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. Alvarez also serves as a director of The TJX Companies, Inc. Previously, Mr. Alvarez served as a director of Church & Dwight Co., Inc. from 2011 to 2013.

Marc A. Bruno
Independent Director Age: 51 Director Since: 2018 Board Committees: • Compensation • N&CG

BACKGROUND:

Mr. Bruno is the Chief Operating Officer, U.S. Food and Facilities for Aramark Corporation (“Aramark”), a role he has held since 2019, and leads Aramark’s ten US food and facilities businesses, driving the Company’s hospitality culture and growth. Since joining Aramark as a campus hire, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 17 Olympic Games. His involvement with the project spans eight Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University School of Hotel Administration and earned an MBA from the Harvard Business School. Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania and Alex’s Lemonade Stand Foundation.

Previously, Mr. Bruno served on the board of directors of the San Antonio Spurs and Boston University School of Hospitality.

ATTRIBUTES AND SKILLS:

Mr. Bruno has extensive P&L oversight and reports directly to the Chief Executive Officer of Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno has successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

Larry D. De Shon
Independent Director Age: 63 Director Since: 2021 Board Committees: • N&CG • Strategy

BACKGROUND:

Mr. De Shon’s career spans more than 40 years in the aviation and transportation industries, most recently as President and Chief Executive Officer of Avis Budget Group, Inc. (“Avis”), a role he held from January 2016 until his retirement in December 2019. Prior to this and beginning in October 2006, he served as President of Avis Budget Group International, among other positions, with oversight of the Avis, Budget, Zipcar, Payless, Maggiore and Apex businesses in Europe, the Middle East, Africa, Asia, Australia and New Zealand. Prior to Avis, he served in various executive roles during 28 years with UAL Corporation (now United Continental Holdings, Inc.) where he led United Airlines’ global airport operations, including safety, customer service, logistics, product development and internal communications.

ATTRIBUTES AND SKILLS:

Mr. De Shon has extensive leadership and corporate governance experience, deep operating skills and international expertise. While at Avis, he was instrumental in leading an organizational transformation to respond to changing consumer preferences and to open up new revenue streams and business models through initiatives that included creating the first end-to-end digital car rental experience and building one of the largest connected car fleets in the world. Mr. De Shon also successfully led Avis through times of disruption and global transformations, developed innovative solutions to strengthen positions in the marketplace and modernized systems for better customer and employee experiences. Mr. De Shon’s background and experience as a public company chief executive officer provide him with the leadership, business, financial, governance, management and digital skills that will benefit the Company and the Board. Mr. De Shon holds degrees in communications and sociology from the University of Missouri.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. De Shon also serves as a director of The Hartford Financial Services Group, Inc. and Air New Zealand Limited.

Matthew J. Flannery
Director, President and CEO Age: 58 Director Since: 2019 Board Committees: • Strategy

BACKGROUND:

Mr. Flannery was appointed to the position of Chief Executive Officer of United Rentals, and was elected as a director of the Company, in May 2019, while remaining as President, a position he has held since March 2018. From April 2012 until March 2018, he was Executive Vice President and Chief Operating Officer. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as Executive Vice President—Operations and Sales, Senior Vice President—Operations East and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment. Mr. Flannery graduated from Hofstra University.

ATTRIBUTES AND SKILLS:

Mr. Flannery has over three decades of sales, management and operations experience in the rental industry, including a number of senior management positions with the Company. He has extensive experience and knowledge in all areas of the Company’s operations and of the competitive environment in which the Company operates. Further, he has demonstrated strategic, operational and financial acumen that the Board believes has been of significant value to the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

Bobby J. Griffin
Lead Independent Director Age: 74 Director Since: 2009 Board Committees: • N&CG

BACKGROUND:

Mr. Griffin has served as a director of the Company since January 2009 and was appointed Lead Independent Director in May 2019. From March 2005 to March 2007, Mr. Griffin served as President—International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

As of March 2023, Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. (“Atlas Air”). In August 2022, Atlas Air announced that it had entered into a definitive agreement to be acquired by an investor group. Upon completion of the acquisition, currently expected to occur in the first quarter of 2023, Atlas Air will become a privately held company. In February 2023, Hanesbrands Inc. announced that Mr. Griffin plans to retire from its board at the company’s 2023 annual meeting of stockholders.

Kim Harris Jones
Independent Director Age: 63 Director Since: 2018 Board Committees: • Audit • Compensation

BACKGROUND:

Ms. Harris Jones most recently served as Senior Vice President and Corporate Controller of Mondelez International (“Mondelez”) from 2012 until 2015. She previously served as Senior Vice President and Corporate Controller at Kraft Foods Inc. from 2009 until 2012 before Mondelez was formed by Kraft’s split into two domestic and international publicly-traded corporations. Prior to her time at Kraft, Ms. Harris Jones had a 17-year career at Chrysler LLC, where she started as a Senior Manager, Labor Relations in Benefits Finance then served in a variety of leadership positions, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Before Chrysler, she spent six years at General Motors. Ms. Harris Jones earned a BBA in accounting and an MBA in finance from the University of Michigan. Ms. Harris Jones serves on the board of Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

ATTRIBUTES AND SKILLS:

Ms. Harris Jones was named to the list of “25 Women to Watch” by CFO Magazine, to the list of “75 Most Powerful Women in Business” by Black Enterprise Magazine and to the list of “The 2021 Most Influential Black Corporate Directors” by Savoy magazine. She is an experienced former finance executive who has spent time in automotive and consumer businesses. More recently, she has accumulated experience as a board director. Ms. Harris Jones has extensive management, financial and business experience at large complex corporations undergoing significant corporate growth and change.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Harris Jones also serves as a director of TrueBlue, Inc. and Fossil Group, Inc.

Terri L. Kelly
Independent Director Age: 61 Director Since: 2018 Board Committees: • Compensation • N&CG • Strategy

BACKGROUND:

Ms. Kelly is the former President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues, serving in this capacity from 2005 to 2018. Gore specializes in advanced materials that are utilized in a wide array of high-value products including GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she led this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering. Ms. Kelly serves as a Trustee of the Alfred I. duPont Charitable Trust, whose beneficiary is the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. She is also a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Kelly also serves as a Supervisory Board member of ASML, a manufacturer of semiconductor equipment based in the Netherlands.

Michael J. Kneeland
Director and Chair Age: 69 Director Since: 2008 Board Committees: N/A

BACKGROUND:

Mr. Kneeland became non-executive Chair of the Board of the Company in May 2019, following his retirement as Company CEO, a position he held since 2008. He has served as a member of the Company’s Board since 2008. From 2008 until March 2018, he also served as President. Previously, he served as interim CEO from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company and held a variety of management roles from 1998-2007, including being named as Executive Vice President-Operations in 2003. His more than 35 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998, he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America. In 2020, Mr. Kneeland was appointed to serve as non-executive Chair of the board of directors of Maxim Crane, a private company. In 2019, he was appointed to serve on the board of America Tire Distributors, one of the largest independent suppliers of tires, wheels and supplies to the automotive market. Mr. Kneeland also served on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden, from 2017 to 2021. In 2015, he was appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

ATTRIBUTES AND SKILLS:

Mr. Kneeland served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. Kneeland also serves as a director of Brinks Home Security. Previously, Mr. Kneeland served on the board of directors of YRC Worldwide, Inc., from 2011 to 2019.

Francisco J. Lopez-Balboa
Independent Director Age: 62 Director Since: 2022 Board Committees: • Audit • Compensation

BACKGROUND:

Mr. Lopez-Balboa is a global finance executive with over three decades of leadership experience. He has served as Executive Vice President and Chief Financial Officer of Cumulus Media Inc. since March 2020. Prior to Cumulus, Mr. Lopez-Balboa was Executive Vice President and Chief Financial Officer of Univision Communications Inc. (now TelevisaUnivision), the leading media company serving Hispanic America. Earlier, he was a managing director with Goldman Sachs for more than 20 years, specializing in the telecom, media and technology sector. He began his career with Merrill, Lynch & Co. Mr. Lopez-Balboa holds an MBA from Harvard University and a bachelor’s degree in economics from Columbia University, and is a recipient of the Columbia College Alumni Association’s John Jay Award for distinguished professional achievement. He is an emeritus trustee of the board of visitors for the undergraduate college at Columbia University and is a trustee and treasurer of St. Mark’s School in Massachusetts.

ATTRIBUTES AND SKILLS:

Mr. Lopez-Balboa’s finance, leadership and operational expertise, as well as his understanding of dynamics of scale and customer service in a large networked business oriented toward growth, will benefit the Company and the Board.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

Gracia C. Martore
Independent Director Age: 71 Director Since: 2017 Board Committees: • Audit • Compensation

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer and director of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore graduated from Wellesley College. While there, she was named a Wellesley Scholar for academic excellence. Ms. Martore also serves as Chair of The Associated Press board and on the board of FM Global. She previously served as a director of Learning Tree International and served on the Board of Trustees of Wellesley College.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership, operational and transformation expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. She was a driving force in growing Gannett, the nation’s largest local media company, which doubled its broadcast portfolio under her leadership. She also led the separation of Gannett into two publicly traded companies. Ms. Martore has won numerous business and industry honors for her leadership, including receiving the CEO Lifetime Achievement Award from the Washington Business Journal, being named as one of “50 Most Powerful Women in Business” by Fortune Magazine for three consecutive years, being named to Forbes’ “100 Most Powerful Women” list, as well as being named by Institutional Investor magazine as one of the Best CFO’s in America and Best CFO in America in the publishing and advertising agencies category for three consecutive years. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial, governance and cybersecurity skills that will benefit the Company and the Board.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Martore also serves as a director of Omnicom Group, Inc. and WestRock Company.

Shiv Singh
Independent Director Age: 45 Director Since: 2017 Board Committees: • Audit • N&CG • Strategy

BACKGROUND:

Mr. Singh has served as Chief Marketing & Customer Experience Officer at LendingTree, Inc. since January 2022. From December 2020 to October 2021, Mr. Singh served as Senior Vice President and General Manager at Expedia Group, Inc. From 2019 to 2020, he served as Chief Marketing Officer of Eargo, Inc. From 2013 to 2018, Mr. Singh, served as a senior vice president in various innovation, digital and marketing positions at Visa Inc. (“Visa”), where he was responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations, launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead. Mr. Singh is a graduate of Babson College and earned his master’s degree from the London School of Economics & Political Science.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, innovation, strategy and general management. Mr. Singh has received various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also co-author of the books “Savvy – Navigating Fake Companies, Fake Leaders & Fake News in the Post Trust Era” and “Social Media Marketing for Dummies.” He has also written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences will allow him to contribute to the Board and provide the Company a fresh and valuable perspective on marketing, innovation, cybersecurity and related matters.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our current President and CEO, whose information is included above.

Dale A. Asplund
Executive Vice President and Chief Operating Officer Age: 55 Current Position Since: 2019 With Company Since: 1998

Mr. Asplund was promoted to Executive Vice President and Chief Operating Officer in May 2019, after previously serving as Executive Vice President—Business Services and Chief Information Officer since January 2017. He previously served as Senior Vice President—Business Services and Chief Information Officer since April 2012 and Senior Vice President—Business Services since 2011. Since joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management, shared services and information technology. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

William E. (Ted) Grace
Executive Vice President and Chief Financial Officer Age: 51 Current Position Since: 2022 With Company Since: 2016

William (Ted) Grace was appointed Executive Vice President and Chief Financial Officer in November 2022, after having served as the Company’s Interim Chief Financial Officer since July 2022. In his current role, Mr. Grace is responsible for oversight of the Company’s accounting, treasury, risk management and financial planning and analysis departments and investor relations. He previously served as the Company’s Vice President of Investor Relations since joining the Company in 2016, with responsibility for managing all aspects of communications between the Company’s leadership and its investors and the broader financial community. Since joining the Company, he has been an integral member of the senior corporate finance leadership team contributing across financial planning and analysis, capital markets, mergers and acquisitions, and capital allocation. Prior to joining the Company, Mr. Grace spent over 20 years in financial services, most recently as a research analyst at Susquehanna International Group covering the industrial machinery and building materials sectors. He previously held the same responsibilities at Avondale Partners and Goldman Sachs & Co. Earlier in his career, he served in the investment banking departments of predecessor organizations at Bank of America and JPMorgan Chase & Co. Mr. Grace holds BA degrees in economics and political science from Bucknell University and an M.B.A. from Cornell University.

Craig A. Pintoff
Executive Vice President and Chief Administrative Officer Age: 53 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to Executive Vice President and Chief Administrative Officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as Senior Vice President, General Counsel and Human Resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as Vice President, then, from April 2011 to March 2017, as Senior Vice President, and since March 2017, as Executive Vice President. He joined United Rentals in 2003 as Director—Legal Affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from Columbia Law School and an LL.M. from New York University School of Law.

Andrew B. Limoges
Vice President, Controller and Principal Accounting Officer Age: 41 Current Position Since: 2018 With Company Since: 2017

Mr. Limoges was promoted to Vice President—Controller and Principal Accounting Officer in October 2018, after previously serving as Director of Accounting and Finance since joining the Company in April 2017. Prior to joining the Company, Mr. Limoges was group controller of DMGT US from August 2016 to April 2017 and worked within the financial audit practice of Ernst & Young from July 2003 to July 2016, where he led teams that served a wide variety of public and private companies. Mr. Limoges, who is a certified public accountant, received a degree in business administration from the University of Vermont.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc A. Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Francisco J. Lopez-Balboa, Gracia C. Martore and Shiv Singh. The Board, upon the recommendation of the N&CG Committee, has nominated all of the current directors to stand for re-election. All directors will be elected annually for one-year terms.

Meetings of the Board and its Committees

During 2022, the Board met seven times. During 2022, each then-current member of the Board attended 100% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except for one director who attended 95% of the aggregate of (x) the total number of Board meetings held during the period for which she was a director and (y) the total number of meetings of each committee of the Board on which she served during the period for which she was on the committee.

Committees of the Board

The following table summarizes the current composition (as of March 22, 2023) of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Board Chair is not a member of any of the Board’s standing committees. However, the Board Chair usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chair	X
Marc A. Bruno		X	X
Larry D. De Shon			X	X
Matthew J. Flannery				X
Bobby J. Griffin			X
Kim Harris Jones	Chair	X
Terri L. Kelly		X	X	Chair
Francisco J. Lopez-Balboa	X	X
Gracia C. Martore	X	Chair
Shiv Singh	X		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2022, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Audit Committee is to:

•
assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;
•
assist the Board in overseeing (i) the process by which management identifies and assesses the Company’s exposure to risk, including, but not limited to, financial risk and cybersecurity risk, and (ii) the Company’s risk management infrastructure; and
•
prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm (subject to stockholder ratification) and to approve compensation arrangements for the independent registered public accounting firm.

The current members of the Audit Committee are shown in the table on page 28. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Mses. Harris Jones and Martore and Mr. Lopez-Balboa qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2022, the Audit Committee met six times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to:

•
aid the Board in discharging its responsibilities relating to (i) oversight of executive officer and director compensation, and (ii) development of compensation policies that support the Company’s business goals and objectives;
•
oversee the assessment of the risks related to the Company’s compensation policies and programs applicable to the executive officers and other employees; and
•
prepare and furnish the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC and assist management in the preparation of the Compensation Discussion and Analysis.

For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are shown in the table on page 28. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, CEO or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2022, the Compensation Committee met six times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the N&CG Committee is to:

•
aid the Board in discharging its responsibilities relating to (i) Board and committee composition, (ii) corporate governance, (iii) corporate social responsibility, and (iv) performance evaluation of the Board and management;
•
develop and periodically review criteria for evaluating prospective candidates to the Board (or its committees), taking into account the overall diversity of the Board and its committees while striving to build a Board that reflects a diversity of skills, experiences, expertise, industry knowledge, perspectives and personal characteristics (such as gender, ethnicity/race, age, geographic origin and sexual orientation), and recommend such candidates to the Board;
•
take a leadership role in shaping the corporate governance and corporate social responsibility policies and practices of the Company and developing the Company’s Corporate Governance Guidelines;
•
coordinate and oversee the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines;
•
oversee the Company’s ESG policies and practices, including environmental stewardship, human rights, employee health and safety, community and social impact, and cultivating a diverse and inclusive workforce, review current and emerging trends in governance and such other corporate social responsibility matters that may affect the Company’s business activities, performance or reputation and monitor the Company’s progress towards its corporate social responsibility goals;
•
review and assess risks related to corporate governance and corporate social responsibility matters and provide guidance to the Board and management with respect thereto; and
•
oversee the Company’s policies and strategies related to (i) talent management and development, including reviewing and providing guidance to management regarding employee engagement and workplace diversity and inclusion, and (ii) political spending practices.

For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are shown in the table on page 28. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2022, the N&CG Committee met four times.

Strategy Committee

The Strategy Committee assists management and the Board in overseeing the development and implementation of the Company’s corporate strategy. You can access the Strategy Committee’s charter on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Strategy Committee is to:

•
assist management and the Board in overseeing the development and implementation of the Company’s corporate strategy, including long- and short-term strategic planning and related operational decision-making, as well as technological and digital innovation;
•
identify and set strategic goals and develop and refine an overall corporate strategy to meet and/or achieve such goal;
•
identify significant opportunities and challenges, including potential mergers and acquisitions, competition in the industry, regulatory considerations, changes in economic and market conditions and emerging trends, particularly with respect to disruptive technology and products; and
•
assess the Company’s performance with respect to strategy execution and implementation as well as regularly provide feedback to management and the Board.

The current members of the Strategy Committee are shown in the table on page 28.

In 2022, the Strategy Committee met three times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight responsibility, the Board regularly covers legal and regulatory matters; finance; compensation; cybersecurity; and climate, environmental, health and safety concerns, among others. The Board has also empowered its committees with risk oversight responsibilities as noted below.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk and cybersecurity risk), helps ensure that the risk management infrastructure established by management is capable of managing those risks and recommends improvements as needed. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

The Compensation Committee has responsibility for overseeing the assessment of risks related to the Company’s compensation policies and programs, including reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking. The Compensation Committee also oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The N&CG Committee has responsibility for reviewing the Company’s ESG policies and practices, including review of related current and emerging trends that may affect the Company’s business activities, performance or reputation. The N&CG Committee is also responsible for reviewing, as needed, risks related to corporate governance, and corporate social responsibility matters and providing guidance to the Board and management with respect to those risks.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council, as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Board, Audit Committee, ERM Council and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes, but is not limited to, taking steps to reduce the potential for fraud and service disruptions. The Company continued to expand investments in information technology security, including additional end-user training, using layered defenses, identifying and protecting critical assets, strengthening monitoring and alerting, and engaging experts. We also continuously test defenses by performing simulations and drills at both a technical and management level. Further, we conduct external assessments of our cybersecurity capabilities annually. These tests and assessments are useful tools for ensuring that we maintain a robust cybersecurity program to protect our investors, customers, employees, vendors, and intellectual property. The Company’s Chief Information Officer is responsible for developing and implementing an information security program and reporting on cybersecurity matters to the Board.

In addition to cybersecurity, we value customer and employee privacy and have implemented various policies and procedures that are designed to protect the data we collect. Our multi-layered approach to data privacy and security is designed to identify and mitigate the risk of potential threats through regular testing of our systems, use of the latest software and tools and tabletop incident simulations. Our privacy policy describes how we use and disclose the data we collect, and provides options for controlling personal data, including opting-out, accessing, updating or deleting it. We regularly review our policy to ensure compliance with all applicable data privacy regulations throughout the world. In recognition of the importance of data protection to our operations, we have implemented measures designed to safeguard the security, confidentiality and privacy of personal information. The Company’s General Counsel is responsible for our global privacy program and works closely with outside privacy counsel and a cross functional internal team, including our IT security team, our manager of compliance and our data privacy officer for the European Union, to develop and implement strategies and processes to protect customers’ and employees’ data and information in compliance with applicable privacy laws and our privacy policy. Further information can be found on our website at: www.unitedrentals.com/legal/privacy-policy.

The Audit Committee performs an annual review of the Company’s cybersecurity program, which includes discussion of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation. The Audit Committee’s annual review also includes review of recent enhancements to the Company’s defenses and management’s progress on its cybersecurity strategic roadmap. In addition, the Board receives quarterly reports on cybersecurity, which include a review of key performance indicators, test results and related remediation, and recent threats and how the Company is managing those threats. Further, at least annually, the Board receives updates on the Company’s Crisis Management Plan which covers, among other things, potential cybersecurity incidents, data privacy and its compliance programs. To aid the Board with its cybersecurity and data privacy oversight responsibilities, the Board periodically hosts experts for presentations on these topics, as discussed below under “Director Orientation and Continuing Education.”

Senior management and the Board and its committees also devote significant resources to the identification and management of climate-related risks, as well as climate-related opportunities.

Management is currently working with a third party consultant on a climate risk assessment aligned with TCFD recommendations, which includes climate scenario analysis. The assessment addresses both physical and transitional impacts from climate change and will inform strategic climate risk management responses. Results from the engagement will be shared with the ERM Council and Board.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All then-current directors attended the 2022 annual meeting of stockholders.

Board and Committee Self-Evaluations

Our Board recognizes that a robust and constructive Board and committee evaluation process is an important component of board effectiveness. As such, our Board and committees conduct an annual evaluation, which in some cases is facilitated by an independent third party, aimed at continually enhancing Board, committee and individual director performance. The process is overseen by the N&CG Committee in conjunction with the Lead Independent Director and Board Chair and varies year-to-year. The following is an overview of the process:

Planning

The N&CG Committee discusses the effectiveness of prior evaluations and determines which evaluation method is most appropriate for the upcoming year. Recent evaluation methods have included:

•
In each of 2022 and 2021: Individual director evaluations conducted by a third party and including interviews with directors and management
•
2020: Self-evaluation discussions during executive session, aided by question lists
•
2019: Anonymous written questionnaires completed by each director and a discussion regarding the results facilitated by an independent third party

In the case of individual interviews, discussion topics are prepared by the independent third party and reviewed by the N&CG Committee Chair, Board Chair, Lead Independent Director and management prior to distribution.

In the case of advance written questionnaires, questions are prepared by the independent third party and reviewed by the N&CG Committee Chair, Board Chair, Lead Independent Director and management and by the N&CG Committee.

Evaluation

Topics covered during evaluations typically include, among other matters, Board composition and structure, Board committees and their leadership, meeting topics and process, information flow, Board oversight of strategic planning and risk management, access to management and how each of the Board and its committees functions as a unit. The evaluations and the results of such evaluations are delivered during executive sessions.

In the case of advance written questionnaires or interviews, feedback is collected and reviewed by the independent third party in advance of Board and committee discussion.

In the case of self-evaluation discussions during executive session, the Board Chair and each committee chair commence self-evaluation discussions during the executive session of their respective meetings, using a question list as a guide. After the initial discussion, chairs follow-up with individual Board or committee members for additional feedback and then each committee and the

Board completes self-evaluations during executive session at the next regularly scheduled meeting.
Presentation of Findings

Preliminary evaluation results are discussed with N&CG Chair, Board Chair, CEO and Lead Independent Director and previewed with management as needed.

Final evaluation results and recommendations are discussed with the Board and committees during executive session and, in some cases, privately with individual directors.

Follow-Up and Accountability

Policies, practices, and the composition of our Board and its committees are modified, as appropriate, based on evaluation findings and ongoing feedback, and follow-up items are discussed at subsequent Board and committee meetings.

Director Orientation and Continuing Education

All new directors participate in an extensive director orientation program which enables them to quickly become active, knowledgeable and effective members of the Company’s Board. The program includes, among other things, receiving extensive written materials covering the Company, meetings with key members of management, meetings with the chairs of the committees the new director will be joining, and a branch visit. The process is tailored to take into account the individual needs of each new director, including their experience level and the committees to which they have been assigned.

The N&CG Committee is responsible for overseeing the new director orientation program. The Executive Vice President—Chief Administrative Officer and Senior Vice President, General Counsel and Corporate Secretary are responsible for administering the program and reporting to the N&CG Committee the status of the orientation process with respect to each new director. The orientation process is designed to provide new directors with comprehensive information about the Company’s business, strategic plan, financial performance and compensation practices, as well as the policies, procedures and responsibilities of the Board and its committees. The new director orientation materials are also shared with the existing directors.

The Board also provides continuing education for all directors through individual speakers. Director education presentations are typically made in connection with regularly scheduled Board and committee meetings, although they are occasionally made outside of regularly scheduled meetings as needed. During 2022, the Board hosted: (i) an expert to discuss developments in the cybersecurity threat landscape; (ii) a speaker to discuss the scope and implications of the SEC’s proposed climate-related disclosure rules, (iii) speakers who discussed digital, technology and innovation trends across industries; (iv) a customer representative who discussed the customer’s sustainability initiatives; (v) representatives from an investment bank to discuss stockholder activism; and (vi) an advisor to discuss capital allocation trends and strategies. Descriptions of topics covered in prior years are included in our previously filed proxy statements.

The Company receives feedback from the directors on potential topics that would be useful for these presentations. In addition to facilitating these customized in-house programs, we also provide opportunities for directors to attend commercial director education seminars hosted by third parties. The N&CG Committee reviews the company’s director education process periodically to ensure that the continuing education provided remains relevant and helpful.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure and Role of Our Lead Independent Director

Our Board has separated the roles of Chair of the Board and CEO. We believe that separating the roles of Chair and CEO better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

In light of our Chair not being an independent director, considering Mr. Kneeland’s previous service as CEO, our independent directors appointed Bobby Griffin to become Lead Independent Director in May 2019. As Lead Independent Director, Mr. Griffin’s responsibilities include:

•
chairing executive sessions of independent directors, and briefing the Chair and management on issues arising from those executive sessions;
•
participating in the Board agenda and materials review process;
•
acting as an independent resource for the CEO and committee chairs, as necessary;
•
working with the N&CG Committee Chair to oversee the annual Board self-evaluation process;
•
facilitating discussion among independent directors on key issues outside of Board meetings;
•
helping to build consensus and encourage a culture of engagement, open dialogue, and transparency; and
•
serving as a non-exclusive conduit to the CEO and/or Chair of views, concerns and issues of independent directors.

We believe this structure of a separate Chair and CEO, combined with a Lead Independent Director, enables each person to focus on different aspects of our Company’s leadership and reinforces the independence of our Board as a whole. We believe this structure also results in an effective balancing of responsibilities, experience and independent perspective; establishes and preserves management accountability; provides a structure that allows the Board to set objectives and monitor performance; and enhances stockholder value.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2022, we amended the guidelines to add a director overboarding policy which states that, including the Company Board, no non-employee director should serve on more than four public company boards and no employee director should serve on more than two public company boards, with consideration given to public company leadership roles and outside commitments. The overboarding policy also states that the N&CG Committee will complete an annual review of director commitments under the policy.

We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct (the “Code”) for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”). This document is also available in print to any stockholder upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700,

Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code or waivers from any provision of the Code applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. The Board reviews the Code annually. In addition, we actively monitor internal compliance with the Code through a biennial survey, which is given to (i) all salaried employees and (ii) hourly employees in a financial, information technology or sourcing role. We also adopted the goals that 100% of our employees complete Code training every other year and 100% of new hires complete Code training course within six months of hire.

Statement on Modern Slavery and Human Trafficking

We have adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

Human Rights Policy

We have adopted a Human Rights Policy, which highlights the policies and measures we have implemented with respect to our workplace commitment to human rights. The statement can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

Health, Safety & Environmental Policy

We have adopted a Health, Safety & Environmental (“HSE”) Policy, which highlights the policies and measures we have implemented with respect to our commitment to the health and safety of our employees, our customers and our communities and our commitment to the environment. The HSE Policy can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

Proxy Access

The Board previously approved amendments to the Company’s By-Laws to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Company’s proxy access provision permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of: (i) 20% of the Board, or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws.

Simple Majority Voting Requirements

The Company’s certificate of incorporation was previously amended to remove supermajority voting requirements. Any voting requirement in the certificate of incorporation is now a simple majority requirement.

Stockholders’ Ability to Call Special Meetings of Stockholders

At our 2022 annual meeting, our stockholders voted on a stockholder proposal to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10% and a competing Company proposal to lower the ownership threshold from 25% to 15%. Stockholders rejected the stockholder proposal while approving the Company proposal. The Company’s By-Laws were amended, effective immediately following stockholder approval at the 2022 annual meeting, to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 15%.

Stockholders’ Right to Act by Written Consent

In response to a stockholder proposal that passed at our 2019 annual meeting and additional feedback received from stockholders, the Company’s Certificate of Incorporation and By-Laws were amended in 2020 to enable stockholder action by written consent. The right to act by written consent contains certain procedural requirements including that a minimum of 25% or more of outstanding shares of common stock of the Company is required to commence the written consent process by requesting a record date.

At our 2021 annual meeting, our stockholders rejected a stockholder proposal concerning lowering the ownership threshold for our existing stockholder right to act by written consent from 25% to 10%.

This Proxy Statement includes a stockholder proposal which again seeks to lower the ownership threshold required for stockholders to request a record date for written consent from 25% to 10% (Proposal 6) and a competing Company proposal which seeks to lower the ownership threshold to 15% (Proposal 5). The Board believes that the Company’s competing proposal strikes the appropriate balance between enhancing the rights of stockholders and the Company’s corporate governance practices, and provides stockholders with a meaningful ability to initiate stockholder action by written consent, while protecting against abuse or misuse of the right and avoiding administrative burdens, costs and distractions to the Company that would arise in connection with matters that may not be broadly in the best interests of all of our stockholders.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she:

•
is, or in the past three years has been, employed by the Company or his or her immediate family member is, or has been within the past three years, an executive officer of the Company;
•
has received, or has an immediate family member who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation for prior service);
•
is, or in the past three years has been, an employee, partner or owner of a firm that is one of the Company’s paid advisors or consultants, or has an immediate family member who is (i) a current partner of such firm, (ii) a current employee of such firm and personally works on the Company’s audit, or (iii) was, within the past three years, a partner or employee of such firm and personally worked on the Company’s audit (subject to certain limited exceptions);
•
is, or has an immediate family member who is, or has been within the past three years, employed as an executive officer of another company where any of the Company’s present executive officers or any immediate family member of the Company’s present executive officers at the time serves or served on that company’s compensation committee;
•
is, or in the past three years has been, employed by a significant customer or supplier (including if such director is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues);
•
is, or in the past three years has been, party to a personal service contract with the Company or the Chair, CEO or other executive officer of the Company;
•
is, or in the past three years has been, an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or a direct beneficiary of any donations to such an organization;
•
is, or in the past three years has been, a relative of any executive officer of the Company; or

•
is, or in the past three years has been, part of an interlocking directorate in which the CEO or other executive of the Company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

For purposes of these independence standards, the “Company” includes United Rentals, Inc. and any of its subsidiaries.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Nine of our 11 current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: José B. Alvarez; Marc A. Bruno; Larry D. De Shon; Bobby J. Griffin; Kim Harris Jones; Terri L. Kelly; Francisco J. Lopez-Balboa; Gracia C. Martore; and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Matthew J. Flannery is not considered independent because of his employment with the Company. Michael J. Kneeland is not considered independent because of his former employment as the Company’s Chief Executive Officer. Although Mr. Kneeland meets the bright-line independence criteria outlined in both the NYSE and Company standards because he has not been an employee of the Company within the last three years, the Board determined that Mr. Kneeland is not independent given his more than 20 years of employment with the Company and more than ten years of service as the Company’s Chief Executive Officer from 2008 to 2019.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board considered that Marc Bruno is Chief Operating Officer, U.S. Food & Facilities at Aramark Corporation (“Aramark”) and that the Company pays fees to and generates revenue from Aramark. Neither the annual fees that the Company paid to Aramark nor the annual revenue that the Company generated from Aramark in 2022 exceeded 2% of Aramark’s consolidated gross revenues. The N&CG Committee and the Board also considered that José Alvarez is on the faculty of Tuck School of Business at Dartmouth (”Dartmouth”) and that the Company generates revenue from Dartmouth. The annual fees the Company received from Dartmouth in 2022 did not exceed 2% of Dartmouth’s 2022 total revenues and other support. The Board and the N&CG Committee believe that these transactions during fiscal year 2022 were on arm’s-length terms that were reasonable and competitive and the directors, respectively, did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions of the Board

Our Corporate Governance Guidelines currently provide that our non-management directors should meet at least twice a year in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” within the meaning of the rules of the NYSE may participate in these meetings. However, at least twice a year, the independent directors should meet in an executive session that includes only independent directors. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chair of the Board (or, in the absence of the Chair, the Lead Independent Director or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the Chair and CEO and such other officers as is appropriate, based upon the matters discussed at such meetings. During 2022, our independent directors met in executive session four times.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2024 Annual Meeting—Stockholder Nominees for Inclusion in the 2024 Proxy Statement (Proxy Access)” and “Other Matters—Submission of Stockholder Proposals for the 2024 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2024 Annual Meeting (Advance Notice).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics (including gender, age, race and ethnicity); (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities (including whether such candidate also serves on the boards of directors of other public companies and the number of such positions and whether such candidate is in compliance with the Board’s director overboarding policy outlined in the Company’s Corporate Governance Guidelines); and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles and engages in thorough discussions at Committee meetings in an effort to identify the best candidates. Once preliminary candidates are identified, the N&CG Committee Chair, the Chair, the Lead Independent Director and/or CEO conduct preliminary interviews with those individuals. After the preliminary interview stage, final candidates interview with all members of the Board, which the Board believes creates “buy-in” from all parties and helps attract quality candidates and populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 11 nominees for election as directors at the Annual Meeting are: José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, who has been a director since May 2018; Larry D. De Shon, who has been a director since August 2021; Matthew J. Flannery, who has been a director since May 2019; Bobby J. Griffin, who has been a director since January 2009 and who became Lead Independent Director in May 2019; Kim Harris Jones, who has been a director since September 2018; Terri L. Kelly, who has been a director since May 2018; Michael J. Kneeland, who has been a director since August 2008 and who became Chair in May 2019; Francisco J. Lopez-Balboa, who has been a director since October 2022; Gracia C. Martore, who has been a director since June 2017; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board. The N&CG Committee also considered each director nominee's positions, if any, on other public company boards and the number of such positions in accordance with the Board’s overboarding policy.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on its record of Board diversity and bring fresh perspectives to the boardroom. Accordingly, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications would bring further strength to our Board. During 2016, the Firm interviewed each then-current director and members of senior management and worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan, both of which have been used to guide new director appointments since 2016. The Board reviews the list of prioritized competencies regularly to confirm that it reflects the Company’s latest strategy, and makes updates as needed. The current prioritized competencies are listed in the Board skills and diversity matrix appearing in the “Proposal 1—Election of Directors” section of this Proxy Statement, and will be used to inform any future director searches.

In addition, in furtherance of our commitment to Board refreshment, we previously amended our Corporate Governance Guidelines to add a director retirement age policy.

As a result of our ongoing board refreshment initiatives:

•
In 2017, three of our long-serving directors did not stand for re-election and Mr. Singh and Ms. Martore joined the Board as new directors.
•
In 2018, one long-serving director did not stand for re-election and Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors.
•
In 2019, one long-serving director (our prior Board Chair) did not stand for re-election and Mr. Flannery joined the Board as a new director.
•
In 2020, one long-serving director did not stand for re-election.
•
In 2021, Mr. De Shon joined the Board as a new director and, while not part of our refreshment initiative, Mr. Roof resigned from the Board for personal reasons.
•
In 2022, Filippo Passerini did not stand for re-election and Mr. Lopez-Balboa joined the Board as a new director.

Board Diversity

Our Company embraces and encourages a culture of inclusion and diversity, beginning with the Board. While our Board does not establish specific goals with respect to Board diversity, diversity is an important consideration in the director nomination process and the Board is committed to actively seeking women and racially/ethnically diverse director candidates.

As a general matter, the Board believes that its members should collectively possess a broad and diverse range of experience, skills, expertise, knowledge, contacts, personal attributes and diversity of opinion useful to the effective oversight of the Company’s business. To achieve this objective, and recognizing that the Company’s businesses, operations and customers are diverse in nature, the N&CG Committee and the Board consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds, gender, race and tenure of Board service.

As summarized in the “Proposal 1—Election of Directors—Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications” section of this Proxy Statement, each of our directors brings to the Board a variety of qualifications and skills and, collectively, these qualifications form a depth of broad and diverse experiences that help the Board effectively oversee our activities and operations. The list of Board nominees includes three female directors and four ethnically diverse male directors out of 11 total directors. Further, all of our Board committees are chaired by either a female director or an ethnically diverse male director, and our Lead Independent Director is ethnically diverse. In addition, the tenure of our Board is mixed, which brings varying perspectives to our Board functionality.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

Environmental and Social Highlights

Management and our Board understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social considerations into how we do business. In furtherance of this commitment, the N&CG Committee charter notes that the committee is responsible for oversight of the Company’s environmental and social policies and practices, including review of related metrics.

Each year, we publish a corporate responsibility report highlighting our commitment to balancing the social, economic and environmental aspects of our business. Our 2021 corporate responsibility report (“CRR”) is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab or using the following link: https://www.unitedrentals.com/our-company/corporate-responsibility-report.

The following information is intended to be a summary of our CRR. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our CRR.

Environment

We believe that our primary business—the rental of equipment—is a more resource and cost efficient business model than individual ownership of equipment. It results in environmental benefits such as reduced overall equipment needs as one rental asset can fill the role of multiple customer owned assets, lowering material consumption and reducing emissions and pollutants within both the manufacturing and distribution processes. It also reduces the GHG emissions intensity of equipment that is used as short equipment replacement cycles in the rental model drive down inventory age and drive up fuel efficiency. These aspects of our business model, however, do not eliminate our responsibility to reduce our environmental impacts and to take an active role in the collective fight against climate change.

As highlighted in our CRR, we are committed to reducing our environmental footprint as we grow and leveraging our influence to help drive improvements across our value chain. To further this objective, we adopted a GHG emissions intensity reduction goal – to reduce the GHG emissions intensity from our business (scopes 1 and 2 emissions and scope 3 emissions from third party haulers) by 35% by 2030, using 2018 as the baseline. We also adopted a goal for 95% of our North American operations to have lighting retrofit complete by 2025 and a separate goal to divert 70% of our waste from landfills by 2030. In addition to these goals, we are committed to engaging with original equipment manufacturers and customers to bring more low- and zero-emissions equipment opportunities to market. We are also developing customer-focused initiatives to reduce scope 3 emissions, enhance our value proposition and enable our key customers to execute on their own sustainability goals. We have also created a Sustainability Steering Committee, which meets monthly and is comprised of leaders across the organization, to drive progress toward our environmental goals and commitments.

To support our GHG emissions intensity reduction goal, we are exploring ways to acquire more efficient and technologically advanced trucks for our delivery fleet, which contributes the most to our scope 1 and 2 emissions. Logistics optimization for our delivery fleet is a key strategy for reducing fuel usage and our carbon footprint. Our delivery optimization solution, which is part of our FAST (field automation systems technology) program, determines optimal delivery and pickup routes and loads, while increasing trailer deck space. This reduces the number of miles driven, resulting in lower fuel consumption and associated emissions. We are also working to add low- and zero-emissions vehicles to our sales and service fleet, as such equipment becomes available.

Other energy management efforts for our business include a heating, ventilating and air conditioning (HVAC) preventive maintenance program for increased efficiency, and a lighting retrofit program at our branch locations. We also track energy consumption and associated GHG emissions at all our locations, including the fuel usage for our delivery fleet. Each branch monitors usage on an electronic scorecard to evaluate performance over time and identify potential areas of improvement. Additionally, our drivers’ idling times are reviewed to drive improvement. We have also developed a renewable energy strategy with support from a consulting firm.

To support our customers and their sustainability initiatives, we are committed to increasing our offerings of low- and zero-emissions equipment in our rental fleet and are collaborating with our original equipment manufacturer suppliers to do so. We closely monitor trends across equipment categories and listen to customers to better assess interest in, and opportunities for, electric, hybrid or lower-carbon equipment. We are also developing customer-focused initiatives to help customers manage their own environmental footprint. For example, in 2022, we launched a new innovative solution within our Total Control® platform that tracks and reports on GHG and source pollutant emissions estimates to help customers monitor and manage their environmental impact.

Social

To support our key human capital objectives of attracting, retaining and developing talent, our human resources programs highlighted below are designed to: keep people safe and healthy; enhance the Company’s culture through efforts aimed at making the workplace more inclusive; acquire and retain diverse talent; reward and support employees through competitive pay and benefit programs; develop talent to prepare them for critical roles and leadership positions; and facilitate internal talent mobility to create a high-performing workforce.

•
Health and safety: We have a safety program that focuses on implementing management systems, policies and training programs and performing assessments to see that workers are trained properly and that injuries and incidents are prevented. All of our employees are empowered with stop-work authority which enables them to immediately stop any unsafe or potentially hazardous working conditions or behaviors they may observe. We utilize a mixture of indicators to assess the safety performance of our operations, including total recordable injury rate (TRIR), preventable motor vehicle incidents per million miles, corrective actions and near miss frequency, and have disclosed a goal to further reduce our TRIR. We also recognize outstanding safety behaviors through our annual awards program.
•
Employee wellness: The Company’s Live Well, Safe & Healthy program is a comprehensive approach to wellness that encourages healthy behaviors and is intended to raise morale, productivity and overall employee engagement. The program includes a biometric screening at work or off-site, a health assessment, a paid day off to be used for a wellness exam or day of service, tobacco cessation support and participation incentives. Additionally, employees and family members can participate in virtual health challenges to encourage daily activity. Approximately 50% of eligible employees participated in the program in 2022.
•
Diversity, equity and inclusion, or DE&I: We believe that an inclusive and diverse team is key to the success of our culture. Our commitment to DE&I is demonstrated through many efforts including employee-led employee resource groups (“ERGs”); company-wide DE&I goals; and inclusive volunteering opportunities. Our seven ERGs aim to represent and support the diverse communities that make up our workforce by facilitating: networking and connecting with peers; education and awareness efforts; and leadership and skill development. The Company has internal goals for overall workforce diversity and for specific positions, and we have disclosed a goal to increase the percentage of diverse employees in sales and management roles, reflecting our commitment to increase diverse representation in our talent pipeline. There has been positive progress in these goals, as reflected in an over four-percentage point increase in diverse employees in sales and management roles from 29.1% in 2019 to 33.5% in 2022. In addition, the Company has made hiring, promotion, and fair inclusion of veterans a priority, through its veterans ERG and external partnerships that support this goal. In honor of our 25th anniversary, the Company also engaged in a Company-wide volunteering initiative in 2022 for employees to make a positive impact for their teams, communities and customers, the result of which was approximately 65,000 hours of volunteered time.
•
Compensation programs and employee benefits: Our compensation and benefits programs provide a package designed to attract, retain and motivate employees. In addition to competitive base salaries, the Company provides a variety of short-term, long-term and commission-based incentive compensation programs to reward performance relative to key financial, human capital and customer experience metrics. We offer comprehensive benefit options including paid time off, retirement savings plans, medical and prescription drug benefits, dental and vision benefits, accident and critical illness insurance, life and disability insurance, health savings accounts, flexible spending accounts, legal coverage, auto/home insurance, identity theft insurance and tuition assistance. Additionally, we have conducted four company-wide stock grant programs for employees since 2014 – the most recent grant took place in 2022 and was in honor of our 25th anniversary.
•
Employee experience and retention: To evaluate our employee experience and retention efforts, we monitor a number of employee measures, such as employee retention, internal promotions and referrals. For example, voluntary employee turnover, which represents voluntary terminations during the year divided by average headcount during the year, was 13.1%, 13.5 % and 9.1% for 2022, 2021 and 2020, respectively. We also conduct an annual employee experience survey, which provides valuable information on drivers of engagement and areas where we can improve. In 2022, we switched survey administration to Peakon (a Workday® company). Our 2022 employee experience survey showed strong results with average responses ranging from 8.4 to 9.2 out of 10 in each of our four survey categories: Engagement (8.5), Diversity & Inclusion (8.7), Health & Wellbeing (8.4) and Safety Commitment (9.2), which placed us in the top 10 percent of the Peakon Benchmark for Commercial and Professional Services Companies for each survey category. To provide an open and frequent line of communication for all employees, we host town hall meetings and quarterly all employee conference calls, and utilize Workplace, a virtual collaboration platform for our employees, to engage with our full team. The Company also sponsors the United Compassion Fund, an employee-funded 501(c)(3) charity that provides financial assistance to fellow employees in need. In 2022, employees voluntarily donated approximately $1.2 million to the fund, and employees received 338 grants totaling approximately $1.0 million.
•
Training and development: The Company is committed to the continual development of its employees. We aim for all new hires to attend JumpSTART, a new hire orientation, to quickly acclimate them to our culture, as well as applicable new hires to attend Center of Excellence (job related) training within 90 days of hire. We offer a wide array of training solutions (classroom, hands-on, e-learning and experience maps) for further development of our employees to help them achieve their career goals. In addition, as we did in 2022, we aim to regularly develop new training programs, launch pilot programs and expand leadership opportunities for our employees.

In 2022, our employees enhanced their skills through approximately 645,000 hours of training, including safety training, sales and leadership training and equipment-related training from our suppliers. Although we still deliver some training virtually, we pivoted back to in-person training in 2022 (most training was delivered virtually during 2021 and 2020, primarily due to COVID-19). Our performance process encourages employee check-ins throughout the year to discuss performance and career goals, as well as development opportunities at all levels across the Company.

Environmental and Social Risk Management

A cross-functional core team consisting of leaders from various departments including, but not limited to, human resources, legal, environmental, safety, strategy and operations, sets corporate responsibility objectives and identifies issues that may impede our ability to advance these objectives. In addition, we established a Sustainability Steering Committee in 2021, comprised of senior leaders and subject matter experts from across the Company, which meets monthly. This committee’s purpose is to provide high-level oversight and to ensure strong companywide communication and coordination in the implementation of our climate strategy, including achieving our GHG emissions intensity reduction goal.

Further, the Board oversees environmental and social issues and addresses stakeholder concerns through a number of processes and advises on potential risks and opportunities. The Board and the N&CG Committee have a formal schedule for consideration of social and environmental matters. One of the Board’s primary responsibilities is to oversee the development of executive level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the Board, including during the Board’s executive sessions. The Board reviews candidates for all senior executive positions to confirm that qualified and diverse successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. The Board’s investment in people development does not stop with management succession planning. It actively takes an interest in making sure all employees are fully engaged and realizing their potential. To accomplish this, the Board annually reviews workplace diversity and receives monthly updates on diversity metrics. The Board also reviews results from all employee experience surveys.

In addition, the N&CG Committee regularly discusses environmental matters, including reviewing the Company’s climate change strategy and progress against the Company’s public ESG goals such as the Company’s GHG emissions intensity reduction goal. The N&CG Committee also reviews current and emerging environmental and social trends that may affect the Company’s business activities, performance or reputation. The N&CG Committee is also responsible for reviewing, as needed, risks and matters related to corporate governance and corporate social responsibility, and providing guidance to the Board and management with respect to such risks and matters.

Senior management and the Board and its committees also devote significant resources to the identification and management of climate-related risks, as well as climate-related opportunities. Management is currently working with a third party consultant on a climate risk assessment aligned with TCFD recommendations, which includes climate scenario analysis. The assessment addresses both physical and transitional impacts from climate change and will inform strategic climate risk management responses. Results from the engagement will be shared with the Company’s ERM Council and the Board.

Environmental and social risks are also part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

Political Activities and Public Policy Participation

The Company’s policy on political activities prohibits political contributions by the Company of any kind (money, time, goods or services), directly or indirectly, even when permitted by law. This includes a prohibition on Company contributions to any candidate, campaign, political party, political committee, 501(c)(4) organization and any other tax-exempt organization that may use the Company’s contribution for political purposes. In addition, the Company is restricted from financially supporting events where a portion of the funds will be used, directly or indirectly, to fund political candidates or political parties, election campaigns or related expenses, such as communications. Moreover, the Company does not make payments to trade associations or other industry groups to be used specifically for political purposes, and it is the Company’s policy to instruct trade associations not to use Company funds for contributions to federal, state, or local candidates, independent campaign expenditures, or for other election related purposes or activities. This policy does not prohibit trade associations from using a portion of Company funds for lobbying expenditures that are not used for political contributions.

The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries, such as lobbyists, that advocate on the Company’s behalf. The Company’s legal department oversees this type of advocacy on behalf of the Company. Pursuant to its charter, the N&CG Committee oversees the Company’s policy on political spending and receives an annual report from management about any Company lobbying expenditures. In addition, the Company publishes an annual Lobbying Report which can be found on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2022 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our 2022 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Matthew Flannery	President and Chief Executive Officer (CEO)
William (Ted) Grace	Executive Vice President, Chief Financial Officer(1)
Dale Asplund	Executive Vice President, Chief Operating Officer
Craig Pintoff	Executive Vice President, Chief Administrative Officer
Andrew Limoges	Vice President, Controller and Principal Accounting Officer
Jessica Graziano	Former Executive Vice President, Chief Financial Officer(2)
Jeffrey Fenton	Former Senior Vice President, Business Development(3)
(1)
Mr. Grace was promoted to Executive Vice President and Chief Financial Officer effective November 3, 2022. Mr. Grace served as Interim Chief Financial Officer from July 29, 2022 through November 2, 2022.
(2)
Jessica Graziano resigned as the Company’s Executive Vice President and Chief Financial Officer effective July 29, 2022.
(3)
Mr. Fenton retired from the Company on June 30, 2022.

The Board appointed William (Ted) Grace as Interim Chief Financial Officer, effective July 29, 2022 upon the departure of Jessica Graziano. Following a thorough search process, Mr. Grace officially assumed the role of Executive Vice President and Chief Financial Officer effective November 3, 2022. Prior to his appointment as Chief Financial Officer, Mr. Grace served for six years as United Rentals’ Vice President of Investor Relations and has been an integral leader across all aspects of the finance function during his tenure.

Executive Summary

2022 Business Overview

In 2022, we marked our first 25 years in business by delivering the best financial performance in our history. It was another year of strong demand for equipment rental services, driven by major tailwinds in our end-markets. We leaned into that opportunity, continuing to invest in the business and growing rental revenue by over 20% in both our general rental and specialty segments.

Importantly, we converted our 2022 growth into record profitability, margins and returns for our shareholders. At the same time, we invested in long-term growth with $2.3 billion of acquisitions, 35 specialty cold-starts, $3.4 billion of rental fleet purchases and ongoing investments in safety, customer service and sustainability. Based on our durable cash generation and strong balance sheet, we announced in January 2023 that we would reactivate our share repurchase program and initiate a quarterly dividend. Together, these decisions are expected to return a total of $1.4 billion of capital to our stockholders this year.

For the full year 2022, we delivered a record $11.6 billion of total revenue, including $10.1 billion of equipment rental revenue, reflecting a mix of investments in organic growth and acquisitions to serve growing market demand. Below the revenue line, we achieved strong flow-through through a combination of diligent cost management and operational excellence, driving a net income margin(1) of 18.1%, and an adjusted EBITDA margin(1) of 48.3%. In addition, we generated $4.4 billion of net cash from operating activities, and $1.8 billion of free cash flow(1) after purchasing $3.4 billion of rental fleet to serve our expanding customer base.

We deployed these resources strategically to achieve market share gains and generate superior returns. Our return on invested capital (“ROIC”)(2) for 2022 was a record 12.7%, solidly above our cost of capital, and our net leverage ratio was 2.0x at year-end 2022, down from 2.2x at year-end 2021. Total liquidity was $2.9 billion at year-end 2022, after completing our $2 billion acquisition of Ahern Rentals, Inc. (”Ahern”) in December.

Ahern was our largest acquisition in 2022, and we completed it at an ideal time to expand our resources. While it had little impact on our financial results for the year as the acquisition was completed in December 2022, it enabled us to begin integrating acquired operations in 30 states at year-end ahead of seasonal demand. In total, the strategic investments we made throughout the year increased our service capacity to approximately 24,600 employees and more than 1,500 branches as of the end of 2022.

(1)
Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in our Form 10-K for the year ended December 31, 2022. Please refer to the Form 10-K for the reconciliations to GAAP and for the reasons why management believes the non-GAAP financial measures provide useful information to investors about the Company's operating performance and liquidity. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
(2)
ROIC is calculated as after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

In addition, our people-centric culture is a pillar of our growth strategy. Our Board monitors Company progress on matters of corporate social and environmental responsibility and fosters our culture through a focus on corporate governance. In 2022, we:

•
delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.76, a 3.8% year-over-year reduction against strong 2021 performance, while integrating over 8,000 new employees into our workplace;
•
strengthened the diversity of our organization, as reflected in a year-over-year increase in diverse employees in sales and management jobs from 31.3% in 2021 to 33.5% in 2022;
•
saw strong retention in a tight labor market; voluntary turnover decreased 3% year-over-year from 13.5% in 2021 to 13.1% in 2022;

•
grew headcount by over 20% year-over-year to approximately 24,600 employees at year-end;
•
earned best-in-class satisfaction scores in our 2022 employee experience survey, with average responses ranging from 8.4 to 9.2 out of 10 in each of our four survey categories;
•
awarded an upgrade to an “A” level ESG rating by MSCI, which resonates with the investment community, and received similar scores from other ESG rating agencies;
•
earned national recognition for our progressive culture, including being named one of America’s Most Responsible Companies by Newsweek, and one of Glassdoor’s Top 100 Places to Work and being named to the JUST 100, a ranking of America’s largest publicly traded companies on ESG issues;
•
made significant investments in alternative-fuel vehicles and rental fleet, including a landmark agreement with Ford Pro to purchase 500 electric trucks and 30 electric vans, as well as adding low- and zero-emissions rental equipment through partnerships with POWRBANK, Takeuchi, JCB and others;
•
developed a proprietary emissions estimation tool and launched it on our Total Control® platform, where our customers are using the technology to help reduce their carbon footprints; and
•
completed our fourth Company-wide stock grant program, which program was in honor of our 25th anniversary.

Stock Performance

The chart below shows that the Company continues to outpace both the S&P 500 Index and its Peer Group (defined on page 55 of this Proxy Statement). It shows the total cumulative return of the Company’s stock based on the December 31 share price from 2017 through 2022, compared with the S&P 500 Index and the Peer Group. The chart includes reinvestment of dividends for companies in the S&P 500 Index and the Peer Group; the Company did not pay dividends during the time period. On January 25, 2023, the Board approved a quarterly dividend program and declared the first dividend under that program, which was paid on February 22, 2023 to holders of record as of the close of business on February 8, 2023.

URI
107%
Peer Group
77%
S&P 500
44%
Initial Investment
$250
$200
$150
$100
$50
$0
12/31/2017
12/31/2018
12/31/2019
12/31/2020
12/31/2021
12/31/2022

For more information regarding the Company’s performance and operations, please refer to the Form 10-K and our website (www.unitedrentals.com).

2022 Incentive Compensation Highlights

Based on our strong results, funding achieved for our Annual Incentive Compensation Plan (“AICP”) was 200% of target and our Long-Term Incentive Plan (“LTIP”) awards were earned at 200% of target, both of which reflect maximum attainment.

The Committee has a general philosophy of setting challenging, yet attainable, performance goals in both the AICP and the LTIP. In setting the 2022 performance goals under both the AICP and the LTIP, the Committee reviewed historical AICP and LTIP funding levels and performance relative to the Peer Group. Over the last nine years, average AICP funding has been at the 53rd percentile of our Peer Group and average LTIP funding has been at the 54th percentile of the Peer Group, demonstrating challenging, yet reasonable targets. Over that same nine-year period, our relative Total Shareholder Return (“TSR”) was above the 90th percentile of the Peer Group.

For incentive compensation details, please refer to “The 2022 Executive Compensation Program in Detail” section starting on page 57 of this Proxy Statement.

2022 “Say on Pay” Results and Investor Engagement

At the Company’s 2022 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 92% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs. This is consistent with the positive feedback we received in discussions with our stockholders throughout the year.

We value our investors’ perspective on our business and each year proactively interact with investors through numerous engagement activities. In 2022, these included our annual meeting of stockholders, quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, management conducted the 2022 Outreach Program to engage with stockholders about, among other topics, key compensation topics. Details about our 2022 Outreach Program are outlined beginning on page 4 of this Proxy Statement.

Overall, our stockholders continued to be broadly supportive of our approach to executive compensation, and we are committed to keeping our program aligned with our business strategy and investor expectations. During our engagements, and consistent with conversations in recent years, we saw continued interest in ESG matters from several stockholders. We also heard from other stockholders that noted that they generally like to see ESG included as a component of executive compensation, but believe performance measures should primarily focus on growth and returns, as our incentive plans do.

Given our strategic focus on ESG factors and to further align our program with expectations for continued progress on ESG commitments, as previewed in our 2022 proxy statement, the Committee approved adjustments to the AICP for 2022 to use a consistent framework of pre-determined strategic factors linked to ESG objectives to measure the collective performance of the NEOs, in addition to individual key objectives tied to their individual areas of responsibility as defined in their annual performance reviews. Based on collective achievements against the ESG factors in the strategic framework and individual contributions to performance, the Committee may, in its own discretion, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount that is based on the quantitative financial metrics that drive our AICP. We believe this framework strikes the right balance between incorporating ESG factors into our incentive plans as a modifier to the initial funding level in the AICP and remaining primarily focused on growth and returns in accordance with recent stockholder feedback.

The table below outlines the categories and metrics for the strategic/ESG framework for 2022. Supporting each key element are underlying quantitative goals for evaluation by the Committee as they apply their discretion in the adjustment of the initial funding amount. None of the metrics or goals are dispositive or individually weighted. Please refer to the “2022 Strategic/ESG Factors Framework” section starting on page 60 of this Proxy Statement for details, including our 2022 goals and performance.

Category	2022 Metrics
Environment Reducing the environmental footprint of our operations through climate action and resource conservation	GHG Emissions Intensity Reduction: 2022 progress toward achieving our 2030 GHG emissions intensity reduction goal
Social Measures Building a safe, diverse and engaged team and inclusive workplace	Employee Safety: Total Recordable Incident Rate (TRIR)
Diversity: Improvement in diversity at all levels of sales and management
Employee Experience: Improvement in year-over-year employee experience survey results
Employee Retention: Improvement in overall employee retention
Customer Sustainability Supporting our customers and innovating to offer solutions	Customer Experience: Net Promoter Score (NPS)
Customer Digital Adoption: Percentage of total company revenue where a customer used a digital tool within the last 90 days
Individual Key Objectives	Individual discretionary goals tied to the executive’s area of responsibility as defined in the annual performance review

Summary of Our Executive Compensation Practices

What We Do	What We Don’t Do
•
Heavy emphasis on variable (“at-risk”) compensation
•
Stock ownership guidelines supported by net share retention requirements
•
Double-trigger equity vesting upon a change in control
•
Clawback policy and anti-hedging and pledging policy
•
Engage an independent compensation consultant
•
Annual risk assessment of compensation practices

•
No significant perquisites
•
No supplemental executive retirement plans
•
No repricing or exchange of underwater options without stockholder approval
•
No option or stock appreciation rights granted below fair market value
•
No tax gross-ups other than for qualified relocation expenses
•
No guaranteed incentive payments

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance
•
Align the interests of executives with those of our stockholders through equity compensation that correlates with long-term stockholder value
•
Make efficient use of equity-based compensation
•
Encourage significant management ownership and retention of our common stock

•
Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance
•
Set target total direct compensation (“TTDC”) at competitive levels
•
Be competitive with the programs at companies with which the Company competes for talent

•
Link substantial portions of compensation to Company, business unit, and individual performance
•
Reward the appropriate balance of short-term and long-term financial and strategic business results
•
Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent
AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, ESG outcomes, and returns
LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2022 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable: 88% for the CEO and an average of 74% for our other NEOs, excluding Ms. Graziano and Mr. Fenton who are no longer employed by the Company, based upon annual TTDC as of December 31, 2022. These charts do not include any one-time grants or awards outside of annual TTDC.

A Closer Look at the Performance Measures in Our Incentive Plans

At the beginning of each performance year, the Committee approves the performance metrics for our incentive plans. Under these plans, variable pay is based on a balanced portfolio of financial metrics, which promote an even weighting between growth and returns given our position in the business cycle. Under the AICP, awards are also tied to the NEOs’ collective achievement on ESG objectives related to the environment, social measures and customer sustainability, that apply to all of the NEOs, in addition to individual achievement against key objectives tied to the NEOs’ individual areas of responsibility as defined in their annual performance review. The chart below provides an overview of the metrics under each of the plans, their weightings, and how they are defined.

A Closer Look at the Performance Measures In Our Incentive Plans
Plan	AICP		LTIP
Financial Metrics	Adjusted EBITDA	EPI	Revenue	ROIC
Financial Metrics: Weightings	50%	50%	50%	50%
Financial Metrics: Key Points
•
Adjusted EBITDA focuses on growth, while continuing to provide strong accountability for returns.
•
EPI is the year-over-year improvement in our economic profit, assuming a constant weighted cost of capital. We use EPI because it:
o
Reflects management’s ability to grow the business year-over-year and generate profitable returns. EPI measures the year-over-year spread between ROIC and the Company’s assumed weighted cost of capital;
o
Measures how successfully we maximize profit while minimizing capital investments; and
o
Places a spotlight on our ability to manage cash and generate earnings, which is especially important given our capital intensive, cyclically-driven business.
•
When calculating EPI for the AICP, we assume a constant weighted cost of capital of 10% to focus on driving returns, not the cost of capital.

•
Revenue ensures we remain focused on growth.
•
ROIC, which is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash, reinforces the importance of returns on capital.
•
We use ROIC because it focuses on efficient use of assets, which is important given our capital intensive cyclically-driven business.

Strategic/ESG Factors

Adjustment of 90-110% of initial funding amount based on the NEOs’ collective achievement against strategic factors linked to ESG objectives related to the environment, social measures, and customer sustainability, in addition to individual achievement against key objectives tied to each of the NEO’s individual areas of responsibility.

			Not applicable

2022 Target Total Direct Compensation (TTDC)

The following table shows the 2022 TTDC opportunity for each of the active NEOs as of December 31, 2022. This table does not include any one-time grants or awards outside of annual TTDC.

NEO	Base Salary(2)	TTDC(1) Target AICP	Target LTIP	Total
Matthew Flannery	$1,050,000	$1,575,000	$6,000,000	$8,625,000
William (Ted) Grace(3)	$590,000	$531,000	$1,300,000	$2,421,000
Dale Asplund	$700,650	$700,650	$2,500,000	$3,901,300
Craig Pintoff	$637,501	$573,751	$1,820,000	$3,031,252
Andrew Limoges	$360,000	$216,000	$275,000	$851,000
(1)
The above table is not a substitute for the Summary Compensation Table set forth on page 71 of this Proxy Statement. The amounts in this table differ from the amounts determined under SEC rules as reported for 2022 in the Summary Compensation Table. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s reporting requirements. Please see page 64 of this Proxy Statement for further explanation.
(2)
Annual base salaries shown in the above table were effective as of April 1, 2022, other than for Mr. Grace, who was promoted to Executive Vice President and Chief Financial Officer on November 3, 2022, at which time his base salary shown above became effective, and for Mr. Limoges, whose salary was increased effective August 1, 2022 to reflect an increase in his responsibilities and duties.
(3)
In connection with Mr. Grace’s promotion to Chief Financial Officer, effective November 3, 2022, the Compensation Committee approved the following: (i) an annual base salary of $590,000; (ii) an annual bonus target under the AICP of 90% of base salary; and (iii) a target LTIP award value of $1.3 million.

Our Decision-Making Process

The Role of the Committee

The Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our NEOs. The Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs: is fair, reasonable, and competitive; provides an appropriate balance of base pay and short-term and long-term incentives; and does not cause unnecessary risk-taking.

The Role of Senior Management

Senior management has two key responsibilities with respect to the executive compensation program:

•
Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.
•
Make recommendations for compensation actions each year (executives do not make recommendations on their own pay). To make such recommendations, management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO. These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently approves, suggests changes, or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2022, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence based on factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated peer group companies (discussed below under “The Role of Benchmarking and the Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2022, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer regularly attends Committee meetings and also responds on a regular basis to questions from members of the Committee, providing them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive (but the Company does not target a specific benchmarking level).

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Peer Group”). If information for a sufficient number of comparable positions in the Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2022 target compensation levels for the NEOs, the Company used the Peer Group detailed below. This Peer Group was determined by the Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group. The 2022 TTDC opportunities, consisting of base salary, target AICP, and annual LTIP awards, were determined to be, on average, competitive with the market median.

Peer Group
C.H. Robinson Worldwide, Inc.	Ryder System, Inc.
Cintas Corporation	Stanley Black & Decker, Inc.
Dover Corporation	Trane Technologies plc
Fortive Corporation	Waste Management, Inc.
J.B. Hunt Transport Services, Inc.	Waste Connections, Inc.
Masco Corporation	WESCO International, Inc.
Parker-Hannifin Corporation	W.W. Grainger, Inc.
Republic Services, Inc.	Xylem Inc.
Rockwell Automation Inc.

Peer Group Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$15,834	$36,163	$41,173
50th	$12,249	$22,848	$29,032
25th	$8,169	$15,526	$16,937
URI(2)	$10,940	$25,556	$35,920
Percentile Rank	45th	55th	60th
(1)
As presented to the Committee in May 2022. Market-based metrics are as of April 2022. Revenue is 2022 estimated revenue as of April 2022 and does not reflect actual results.
(2)
The Company’s annual revenue is estimated 2022 revenue as of April 2022 and does not reflect actual results. The Company’s market-based metrics are as of April 2022.

The 2022 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

During the first quarter of 2022, based on the annual review, the Committee determined to increase base salaries for Mr. Flannery, Ms. Graziano and Messrs. Asplund and Pintoff by $50,000, $22,890, $25,650, and $23,338, respectively, effective April 1, 2022. Mr. Fenton’s salary did not increase because he gave notice of retirement before salary decisions were made in 2022. See below for a discussion of the base salaries of Messrs. Grace and Limoges, both of whom were not NEOs in 2021. The table below shows the updates to the NEOs’ base salary rates:

NEO	2021	2022	% Increase
Matthew Flannery	$1,000,000	$1,050,000	5.0%
William (Ted) Grace(1)	—	$590,000	N/A
Dale Asplund	$675,000	$700,650	3.8%
Craig Pintoff	$614,163	$637,501	3.8%
Andrew Limoges(2)	—	$360,000	N/A
Jessica Graziano(3)	$602,110	$625,000	3.8%
Jeffrey J. Fenton(4)	$433,746	$433,746	0%
(1)
Mr. Grace was not an NEO prior to his appointment as Interim Chief Financial Officer in July 2022 and subsequent promotion to Executive Vice President and Chief Financial Officer in November 2022 so his 2021 base salary is not disclosed. Upon his appointment to Interim Chief Financial Officer, the Committee approved an interim annual base salary rate of $550,000, effective as of July 29, 2022, which continued for the period of time that Mr. Grace served as Interim Chief Financial Officer. The Committee further approved an annual base salary rate of $590,000 for Mr. Grace upon his promotion to Chief Financial Officer, effective as of November 3, 2022.
(2)
Mr. Limoges was not an NEO in 2021 so his 2021 base salary is not disclosed. Mr. Limoges’ base salary was increased, effective April 1, 2022, to $315,000, and was further raised, effective August 1, 2022, to $360,000 to reflect an increase in his job responsibilities and duties.
(3)
Ms. Graziano resigned from the Company effective July 29, 2022. Accordingly, she did not receive her full annual salary during 2022. The actual salary paid to Mr. Graziano during 2022 was prorated through her last day of employment.
(4)
Mr. Fenton retired from the Company on June 30, 2022. Accordingly, he did not receive his full annual salary during 2022. The actual salary paid to Mr. Fenton during 2022 was prorated through his last day of employment. Mr. Fenton’s base salary did not change from 2021 to 2022 because Mr. Fenton gave notice of retirement before salary decisions were made in 2022.

During the first quarter of 2023, based on the annual review, the Committee determined to increase base salaries for Messrs. Flannery, Grace, Asplund, Pintoff and Limoges by $50,000, $29,500, $35,033, $31,875 and $40,000, respectively, effective April 1, 2023.

Annual Incentive Compensation Plan

2022 AICP At-A-Glance

Individual Target Amount × **Objective Plan Funding Level** × **Strategic/ ESG Factors** = **Earned Amount**

Individual Target Amount

- Target opportunity ranges from 60% to 150% of base salary
- Reflects job grade, responsibilities and experience

Objective Plan Funding Level

- Based on the achievement of pre-determined Company performance metrics
- Reflects Adjusted EBITDA (50%) and EPI (50%) goals as detailed below

Strategic/ ESG Factors

- Based on the NEOs' collective achievement against strategic factors linked to ESG objectives related to the environment, social measures, and customer sustainability in addition to individual key objectives tied to each NEO's area of responsibility
- The Committee may use its business judgement to adjust individual award amounts

Earned Amount

- Paid 76% in cash and 24% in vested shares

2022 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. NEO target award opportunities as of December 31, 2022 were as follows:

NEO	Target AICP (as a % of Base Salary)
Matthew Flannery	150%
William (Ted) Grace(1)	90%
Dale Asplund	100%
Craig Pintoff	90%
Andrew Limoges	60%
Jessica Graziano(2)	90%
Jeffrey J. Fenton(3)	80%
(1)
Upon his appointment to Interim Chief Financial Officer, the Committee approved an interim bonus target of 90%, effective as of July 29, 2022. The Committee further approved a bonus target of 90% for Mr. Grace upon his promotion to Chief Financial Officer, effective as of November 3, 2022. Prior to these appointments, Mr. Grace’s target award opportunity was 60% of his then-current base salary. His actual target bonus was calculated using base salaries and bonus target percentages for the year, on a prorated basis, considering the effective date of job title changes during the year.
(2)
Ms. Graziano resigned from the Company effective July 29, 2022. As a result of her resignation, Ms. Graziano did not earn any actual AICP awards in 2022.
(3)
Mr. Fenton retired from the Company on June 30, 2022. As a result, Mr. Fenton’s target award opportunity was 80% of his then-current base salary from January 1 to June 30, 2022.

2022 Funding Levels and Results

The following chart shows the 2022 goals set for adjusted EBITDA and EPI, as well as actual results.

		2022 Performance Metrics ($M)(1)
Payout Level	% of Target	Adjusted EBITDA(2) (50% weighting)	EPI(2) (50% weighting)
Maximum	200%	$5,400	$456
Target	100%	$5,100	$219
Threshold	50%	$4,600	$(176)
Actual Results(2)(3)		$5,633	$540
		200% of Target	200% of Target
Funded Amount		200% of Target
(1)
Incentive plan goals were not adjusted for impacts from 2022 acquisitions because the largest acquisition was completed on December 7, 2022 and did not have a substantial impact on the 2022 performance metrics. If adjustments were made for impacts from 2022 acquisitions, the 200% maximum funding would still have been achieved.
(2)
For purposes of the AICP, adjusted EBITDA is as defined in our Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact. EPI, or economic profit improvement, is defined as the year-over-year change in the spread between ROIC (defined on page 47 of this Proxy Statement) and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources, with an additional adjustment to normalize for the foreign exchange rate impact. When calculating EPI for the AICP, we assumed a constant weighted cost of capital of 10%.
(3)
Actual results exceeded the maximum goals, for both adjusted EBITDA and EPI, so the actual percents of target reflect the maximum percents.

2022 Strategic/ESG Factors Framework and Results

Given our strategic focus on ESG factors and to further align our program with expectations for continued progress on ESG commitments, for 2022, the Committee approved adjustments to the AICP to use a consistent framework of pre-determined strategic factors linked to ESG objectives across three categories – environment, social measures and customer sustainability – to measure the collective performance of the NEOs, in addition to individual key objectives tied to their individual areas of responsibility as defined in their annual performance reviews. The table below outlines the key elements of the Strategic/ESG framework for 2022. Supporting each key element are underlying quantitative metrics and goals for evaluation by the Committee as they apply their discretion in the adjustment of the initial funding amount. None of the objectives are dispositive or individually weighted.

Category	2022 Metrics	2022 Goals	2022 Results
Environment Minimizing the environmental footprint of our operations through climate action and resource conservation	GHG Emissions Intensity Reduction: 2022 progress toward achieving our 2030 GHG emissions intensity reduction goal	14.0% reduction in GHG emission intensity from 2018 baseline	Exceeded goal; achieved 16.8% reduction in GHG intensity from 2018 baseline

Social Measures

Building a safe, diverse* and engaged team and inclusive workplace

*for purposes of the diversity metric, goals and results presented and referenced in this table, diverse means women and/or Hispanic, Black or African American, Native Hawaiian or Pacific Islander, Asian, Native American or Alaska Native, or two or more races

	Employee Safety: Total Recordable Incident Rate (TRIR)	TRIR at or below company goal of 0.60	Fell short of stretch goal with 0.76 TRIR; however, we improved year-over-year against strong performance in 2021, while onboarding 8,000 new employees
	Diversity: Improvement in diversity at all levels of sales and management	Increase diverse employees as a percentage of all sales and management positions by at least 2 percentage points, from 31.3% in 2021, with additional sub goals for gender and ethnic diversity	Exceeded goals; achieved 33.5% in diverse representation in sales and management job groups, reflecting a 2.2 percentage point increase from 2021. Also exceeded sub goals
Employee Experience: Improvement in year-over-year employee experience survey results

This is our first year using a new employee experience survey provider. While year-over-year results are difficult to benchmark given the differences in questions, the results were strong, placing the Company in the top 10% of its benchmark group.

The strong survey results were consistent with the awards and recognitions we received from third parties, such as Glassdoor’s Top 100 Places to Work and Energage’s list of Top Workplaces

	Employee Retention: Improvement in overall employee retention	10% reduction in voluntary turnover from 2021

Fell short of stretch goal; however, we improved year-over-year, with voluntary turnover decreasing 3% from 13.5% in 2021 to 13.1% in 2022. In 2022, we operated in a challenging labor market while integrating numerous acquisitions

Customer Sustainability Supporting our customers and innovating to offer solutions	Customer Experience: Net Promoter Score (NPS)	NPS score greater than or equal to 80	Fell short of stretch goal and decreased slightly year-over-year; however, our overall performance continues to be very strong, with a score above 75 in each of 2021 and 2022
	Customer Digital Adoption: Percentage of total company revenue where a customer used a digital tool within the last 90 days	60% adoption rate	Exceeded goal; achieved 61.8% adoption rate
Individual Key Objectives	Individual discretionary goals tied to the executive’s area of responsibility as defined in the annual performance review

Based on the NEOs’ collective achievements against the metrics in the framework and their individual contributions to performance, the Committee may, in its own discretion, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount. For purposes of the discussion below, Mr. Fenton was an active NEO through his retirement on June 30, 2022, while Ms. Graziano was not an active NEO during 2022 due to her resignation on July 29, 2022. To assess individual performance for 2022, the Committee considered achievements against the following individual goals for each of the NEOs, respective of their areas of responsibility:

•
For Mr. Flannery, individual key objectives were tied to: strategy and planning; business development; organizational development and succession planning; employee health and safety; customer service at our branch operations; and our digital strategy.
•
For Mr. Grace, individual goals were tied to: field finance; performance analytics, credit and cash; tax; treasury; real estate; and investor relations.
•
For Mr. Asplund, individual key objectives were tied to: increased productivity in operations; purchasing improvements; fleet and capital asset management; efficient use of shared services; information and technology matters; strategic sales; profitable growth; and sales talent and development.
•
For Mr. Pintoff, individual key objectives were tied to: corporate governance matters; coordination of board activities; talent management; succession planning; employee retention and engagement; recruitment of diverse employees; health and safety; and training and development.
•
For Mr. Limoges, individual key objectives were tied to: accounting; internal and external financial reporting; and insurance and risk.
•
For Mr. Fenton, individual key objectives were tied to: strategy; succession planning; merger and acquisition activity; strategic partnerships; and innovative concepts.

2022 AICP Pay Outcomes

Based on the adjusted EBITDA and EPI results discussed above, funding was set at 200% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement against the strategic/ESG factors and individual key objectives. In determining whether or not to adjust the funded amount, the Committee considered 2022 results under the strategic/ESG framework, including strong performance on the GHG emissions intensity reduction, diversity, employee experience and customer digital adoption metrics and goals balanced against mixed performance on stretch goals for safety, employee retention and customer experience, and performance against individual discretionary goals tied to each NEO’s areas of responsibility as defined in the annual performance review. The Committee also considered that funding based on the adjusted EBITDA and EPI results was set at 200% of target, reflecting maximum attainment. After consideration of all relevant factors, the Committee determined not to adjust the NEOs’ funding from the 200% funding.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 76% in cash and 24% in vested shares of the Company’s common stock for 2022. The following table lists the actual awards and bonuses earned by our active NEOs for 2022 (and paid in 2023).

	Actual Payout	Actual Payout ($)
NEO	(as a % of Funded Amount)	Cash(1)	Vested Shares(2)
Matthew Flannery	100%	2,365,891	747,313
William (Ted) Grace(3)	100%	526,491	166,592
Dale Asplund	100%	1,055,375	333,655
Craig Pintoff	100%	864,229	272,948
Andrew Limoges	100%	301,110	95,532
Jeff Fenton(4)	100%	344,145	—
(1)
Amounts rounded to the nearest dollar.
(2)
Amounts reflect the March 2, 2023 grant date value of vested shares, as rounded up to the nearest whole share, and amounts rounded to the nearest dollar.
(3)
Upon his appointment to Interim Chief Financial Officer, the Committee approved an interim bonus target of 90%, effective as of July 29, 2022. The Committee further approved a bonus target of 90% for Mr. Grace upon his promotion to Chief Financial Officer, effective as of November 3, 2022. Prior to these appointments, Mr. Grace’s target award opportunity was 60% of his then-current base salary. His actual target bonus was calculated using base salaries and bonus target percentages for the year, on a prorated basis, considering the effective date of job title changes during the year.
(4)
Mr. Fenton retired from the Company on June 30, 2022. The AICP amount provided to Mr. Fenton was paid entirely in cash and reflects the prorated amount earned through his retirement date.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2022, the Company granted annual equity compensation awards under the 2019 Long-Term Incentive Plan as follows (these charts do not include any one-time grants or awards):

Performance-based restricted stock units (“PRSUs”) are earned and vest only when a specified performance level is achieved. Time-based restricted stock units (“RSUs”) vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s PRSUs and time-based RSUs have not earned any dividend equivalents. However, on January 25, 2023, in connection with our decision to initiate a quarterly dividend, the Board approved an amendment to all outstanding employee PRSUs and RSUs to provide for dividend equivalents. Accordingly, all such awards by the NEOs were amended to provide for payment of cash dividend equivalent amounts if and to the extent the corresponding units are earned, vested and settled.

2022 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO’s position within the Company.

The actual number of PRSUs and time-based RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The closing price of the Company’s stock on March 3, 2022 (the date of the grant) was $328.64. The table below shows the target PRSUs and time-based RSUs awarded for fiscal 2022 for each of the NEOs:

	2022 LTIP Awards
	2022 PRSUs(1)		2022 Time-Based RSUs(2)
NEO	# of Units	Grant Date $ Value	# of Units	Grant Date $ Value
Matthew Flannery	14,606	$4,800,116	3,652	$1,200,193
William (Ted) Grace(3)	639	$210,001	274	$90,047
Dale Asplund(4)	5,325	$1,750,008	2,283	$750,285
Craig Pintoff	3,877	$1,274,137	1,662	$546,200
Andrew Limoges	586	$192,583	252	$82,817
Jessica Graziano(5)	3,558	$1,169,301	1,525	$501,176
Jeffrey J. Fenton(6)	0	$0	913	$300,048
(1)
Earned PRSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described in the next section, “A Closer Look at Performance-Based RSUs (“PRSUs”).”
(2)
Except for the 2022 grant to Mr. Fenton discussed below, time-based RSUs vest in one-third increments on each anniversary of the grant date, generally subject to continued employment.
(3)
The PRSUs and time-based RSUs granted to Mr. Grace on March 3, 2022 were in connection with his role as Vice President of Investor Relations — prior to his appointment as Interim Chief Financial Officer and subsequent promotion to Chief Financial Officer. In recognition of Mr. Grace’s expanded role as Interim Chief Financial Officer, the Committee approved a one-time grant of time-based RSUs on August 1, 2022 with an aggregate grant date fair value of $325,000. These RSUs will vest ratably in thirds on the first three anniversaries of the grant date, subject to his continued employment through each such vesting date. Then, in connection with Mr. Grace’s promotion to Chief Financial Officer, the Committee approved a one-time grant of time-based RSU on November 3, 2022 with an aggregate grant date fair value of $500,000. These time-based RSUs will cliff vest on the third anniversary of such grant, subject to continued employment through such date. Neither of these one-time grants are included in the table above.
(4)
In addition to his annual LTIP award, on March 3, 2022, Mr. Asplund received a one-time equity grant of time-based RSUs with an aggregate grant date fair value of $750,000. This grant was in recognition of his significantly increased responsibilities in his role and sustained outstanding performance. These time-based RSUs are not included in the table above and will cliff vest on the third anniversary of the grant date, subject to continued employment.
(5)
Ms. Graziano’s awards were forfeited upon her resignation from the Company.
(6)
In conjunction with the Company’s March 2022 announcement of Mr. Fenton’s planned retirement from the Company on June 30, 2022, the Compensation Committee approved a one-time, time-based RSU award that vests one year from the date of the grant. He did not receive any 2022 PRSUs. For more details about the treatment of Mr. Fenton’s LTIP awards, please refer to “Termination and Change in Control Benefits” beginning on page 66 of this Proxy Statement.

A Closer Look at Performance-Based RSUs (“PRSUs”)

Performance criteria for our PRSUs measure year-over-year performance over the course of a three-year period, rather than measuring performance once at the end of the three-year period, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ PRSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and generally subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. By reestablishing goals annually, we ensure that we always have the appropriate criteria and rigor tied to the incentive performance targets. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences: Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC accounting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 4 thereto) and the amount of the award the Committee originally awarded. In years when the stock price declines, the reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, the reported PRSU award GDFV will exceed the target GDFV.

2022 CEO Impact: The reported PRSU award GDFV in the 2022 Summary Compensation Table for Mr. Flannery of $7,040,783 compared to the target PRSU award GDFV approved by the Committee of $4,666,611 results in a $2,374,172 difference in reported versus target PRSU award GDFV.

2022 PRSU Outcomes

Based on 2022 results, the Committee determined that 200% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2023. For 2022, the Committee selected total revenue and ROIC (as defined on page 47 of this Proxy Statement) as the relevant performance metrics. The chart below shows the performance goals set for total revenue and ROIC, as well as actual results. Consistent with our program structure, these metrics applied to the first tranche of PRSUs awarded in 2022, the second tranche of PRSUs awarded in 2021, and the third tranche of PRSUs awarded in 2020.

		2022 Performance Metrics ($M)(1)
Payout Level	% of Target	Total Revenue (50% weighting)(2)	ROIC (50% weighting)(2)
Maximum	200%	$11,433	12.50%
Target	100%	$10,933	11.30%
Threshold	50%	$10,100	9.25%
Actual(2)(3)		$11,676	12.75%
		200% of Target	200% of Target
Earned Amount		200% of Target
(1)
Incentive plan goals were not adjusted for impacts from 2022 acquisitions because the largest acquisition was completed on December 7, 2022 and did not have a substantial impact on the 2022 performance metrics. If adjustments were made for impacts from 2022 acquisitions, the 200% maximum funding would still have been achieved.
(2)
For purposes of the PRSUs, total revenue and ROIC include an adjustment to normalize for the foreign exchange rate impact.
(3)
Actual results exceeded the maximum goals, for both total revenue and ROIC, so the actual percents of target reflect the maximum percents.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2022, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; and unvested restricted stock or RSUs that vest solely based on continued service.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon future vestings. NEOs and other Company officers have five years from becoming a covered employee or moving to a position with a higher ownership level to come into compliance with the guidelines. Each of the NEOs was in compliance with these guidelines as of December 31, 2022.

Anti-Hedging Policy; Anti-Pledging Policy

The Company’s insider trading policy prohibits directors, officers, employees and consultants (including each of our NEOs) as well as certain of the covered person’s family members, others living in the covered person’s household, or entities whose transactions in Company securities are subject to the covered person’s influence or control from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls or other derivative securities tied to Company securities.

In addition, before any director or executive officer engages in a transaction involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s General Counsel.

Clawback Policy

The Committee approved a standalone and centralized clawback policy effective February 15, 2021 that applies to all Section 16 officers and other individuals as designated by the Board or Committee. The policy expanded the prior “injurious conduct provision” that already applied to all equity awards granted by the Company since 2009, including those held by each of the NEOs, to include AICP awards. The lookback was extended to apply to covered compensation that was paid to, and received by, the covered employee on or after the date which is one year prior to the date the injurious conduct occurred. The policy also includes an updated “mandatory restatement” provision (currently included in the Company’s employment agreements with certain NEOs) that requires reimbursement of compensation if amounts were paid based on financial results that subsequently become subject to certain mandatory restatements that would have led to lower (or zero) payment. The Company expects to adopt a revised clawback policy regarding accounting restatements in accordance with the SEC’s adoption of new rules to implement

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once final rules are adopted by the NYSE.

As summarized above, the Company’s updated clawback policy consolidated and expanded the policies that the Company previously had in place. For all PRSU, time-based RSU and stock option awards granted after 2009 and before the 2021 clawback policy went into effect, the award agreements include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined in the applicable employment agreement, as described in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Flannery would receive a severance payment equal to 200% of his annual base salary and target incentive opportunity for the then-current fiscal year paid over a two-year period; Mr. Grace would receive a severance payment equal to 100% of his annual base salary and target incentive opportunity for the then-current fiscal year paid over a one-year period; Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period; Mr. Pintoff would receive a severance payment equal to 100% of his annual base salary and target incentive opportunity paid over a one-year period; and Mr. Limoges would receive a severance payment equal to 100% of his annual base salary paid over a one-year period. Prior to his retirement from the Company, upon a qualifying termination, Mr. Fenton would have received a severance payment equal to 100% of his annual base salary and target incentive opportunity paid over a one-year period. Upon a qualifying termination, the Company would also provide each NEO, other than Mr. Limoges, with COBRA continuation coverage for a 12- to 18-month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.”

All unvested PRSUs, time-based RSUs and stock options granted to each of the NEOs provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a qualifying termination following a change in control or upon death, disability or retirement, each as described below. Following a termination without cause or a resignation for good reason, vested stock options will remain outstanding and exercisable for 30 days following such termination, and will remain outstanding and exercisable for one year following a termination as a result of death or permanent disability.

For PRSU awards, upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance. The time-based RSU awards provide for vesting of all outstanding units upon death or permanent disability.

Upon a termination as a result of retirement, time-based RSUs awarded will vest and be delivered upon such retirement. Outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period and be delivered on the normal settlement schedule.

For the NEOs, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement unless otherwise determined by the Committee.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement for Mr. Flannery, in the applicable award agreement or in the LTIP, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded and the grantee’s employment is terminated by the Company without “cause” or by the individual for “good reason” within the 12 months following the change in control, then all such RSUs and stock options will vest in full, and all performance conditions for PRSUs will be deemed satisfied at the target level. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all outstanding awards will vest in full, and all performance conditions for PRSUs will be deemed satisfied at their target level upon the date of such change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. The employment agreement for Mr. Flannery provides that if the executive receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Flannery, effective May 8, 2019; for Mr. Grace, effective July 29, 2022, and amended November 3, 2022; for Mr. Asplund, effective April 28, 2008, and amended April 3, 2013; for Mr. Pintoff, effective January 20, 2016, and amended April 23, 2021; and for Mr. Limoges, effective October 12, 2018.

The employment agreements for Messrs. Flannery and Pintoff generally provide that they are entitled to participate in the Company’s benefit plans and programs, to the extent such NEO is eligible under the terms thereof, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon a termination of employment (including, for Mr. Flannery, a termination following a change in control of the Company), the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements provide for indefinite confidentiality obligations as well as post-termination non-compete and non-solicit restrictions for two years for Messrs. Flannery, and Asplund, and one year for Messrs. Grace, Pintoff and Limoges.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2022.

Retirement Benefits

The Company maintains a 401(k) plan for all nonunion employees that reside in the United States, and certain union employees that reside in the United States as outlined in their collective bargaining agreements, and provides an Employer Safe Harbor Matching Contribution based on an employee’s contribution election. The employer match is subject to certain limitations, including for 2022 an annual maximum of $3,000 for employees deemed to be highly compensated employees (including our NEOs).

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to receive an annual wellness exam.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. There are certain specific perquisites and benefits that the Company has agreed to provide to particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles.

Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 71 of this Proxy Statement for more information.

Tax and Accounting Considerations

The Committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our NEOs. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Committee's ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its stockholders that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2022, the Committee considered both risk mitigators and risk aggravators—that is, elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the

Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation.

In performing its assessment, the Committee took into account senior management’s risk review of the Company’s human capital programs. Senior management reviews the Company’s human capital policies and practices (including compensation) to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, the review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on the Committee’s comprehensive review in 2022, we concluded that our compensation program does not encourage excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company. We are confident that our program is aligned with the interests of our stockholders and appropriately rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gracia C. Martore, Chair Marc A. Bruno Kim Harris Jones Terri L. Kelly

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(5)	Total ($)
Matthew Flannery	2022	1,037,671	(6)	—	8,240,977	—	3,113,203		22,317	12,414,168
President and Chief	2021	987,681		—	9,137,915	—	2,568,187		22,317	12,716,100
Executive Officer	2020	925,167		330,747	4,881,735	—	377,052		11,505	6,526,206
William (Ted) Grace	2022	456,525	(7)	—	1,238,004	—	693,083		3,000	2,390,612
Executive Vice President,
Chief Financial Officer
Dale Asplund	2022	694,325	(8)	—	3,515,791	—	1,389,030	(13)	13,245	5,612,391
Executive Vice President,	2021	659,347		—	2,772,421	—	1,319,017		13,245	4,764,030
Chief Operating Officer	2020	607,093		179,489	1,641,239	—	171,291		3,000	2,602,112
Craig Pintoff	2022	631,746	(9)	—	2,302,123	—	1,137,177		12,822	4,083,868
Executive Vice President,	2021	606,952		—	2,567,561	—	1,092,565		12,822	4,279,900
Chief Administrative Officer	2020	580,681		171,680	1,596,806	—	163,839		3,000	2,516,006
Andrew Limoges	2022	330,164	(10)	—	297,748	—	396,642		3,000	1,027,554
Vice President, Controller
and Principal Accounting Officer
Jessica Graziano	2022	353,945	(11)	—	2,096,066	—	—		7,882	2,457,893
Former Executive Vice	2021	588,613		—	2,320,639	—	1,059,590		12,532	3,981,374
President, Chief Financial Officer	2020	537,293		126,936	1,276,093	—	144,707		3,000	2,088,029
Jeffrey Fenton	2022	323,690	(12)	—	974,089	—	344,145	(14)	15,410	1,657,334
Former Senior Vice President,	2021	430,129		—	1,316,613	—	688,343		15,410	2,450,495
Business Development	2020	416,043		91,529	869,590	—	104,344		3,000	1,484,506

________________

(1)
In March 2021, the Committee determined, primarily due to the impact of COVID-19, which resulted in the original adjusted EBITDA targets becoming effectively unattainable, to use discretion to adjust the 2020 actual results for adjusted EBITDA from 0% to 50% for AICP purposes. As a result, the Committee approved an adjusted AICP funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%). In addition, in March 2021, the Committee determined, primarily due to the impact of COVID-19, to use discretion to provide for an expanded range for AICP individual performance adjustments for 2020 of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%. Amounts in this column represent: (i) for each NEO, the incremental increase in actual annual bonus payouts for 2020 attributed to the difference between funding based on adjusted results (53.5%) and funding based on actual results (28.5%); and (ii) for Messrs. Asplund and Pintoff, who were the only NEOs to receive individual performance adjustments above the top end of the typical range for individual performance adjustments, the difference between the adjustment they actually received based on Committee discretion (120%) and the top end of the typical range of adjustments (110%).
(2)
Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.
(3)
Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs (“PRSUs”) subject to performance vesting in 2023 and 2024 have not been expensed and are therefore not included in the table above.
(4)
Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and PRSUs. The aggregate grant date fair value of PRSUs granted on March 3, 2022 as determined under applicable accounting rules, which represents the first tranche of the PRSUs awarded in 2022, the second tranche of the PRSUs awarded in 2021 and the third tranche of the PRSUs awarded in 2020, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Flannery is $7,040,783 (representing 11,268 PRSUs awarded in 2020, 5,288 PRSUs awarded in 2021 and 4,868 PRSUs awarded in 2022), for Mr. Grace is $322,724 (representing 538 PRSUs awarded in 2020, 231 PRSUs awarded in 2021 and 213 PRSUs awarded in 2022), for Mr. Asplund is $2,015,220 (representing 2,815 awarded in 2020, 1,542 PRSUs awarded in 2021 and 1,775 PRSUs awarded in 2022), for Mr. Pintoff is $1,755,924 (representing 2,725 PRSUs awarded in 2020, 1,326 PRSUs awarded in 2021 and 1,292 PRUSs awarded in 2022), for Mr. Limoges is $214,931 (representing 305 PRSUs awarded in 2020, 154 PRSUs awarded in 2021, and 195 PRSUs awarded in 2022), for Ms. Graziano is $1,594,890 (representing 2,456 PRSUs awarded in 2020, 1,211 PSRUs awarded in 2021 and 1,186 PRSUs awarded in 2022) and for Mr. Fenton is $674,041 (representing 1,434 PRSUs awarded in 2020 and 617 PRSUs awarded in 2021).

Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2022” below and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2022.

(5)
This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2022 were $3,000 for each NEO. In 2022, the Company also paid for the following: for Mr. Flannery, $8,505 for supplemental life insurance, $6,162 for individual disability insurance, and $4,650 for an executive health program; for Mr. Asplund, $5,595 for individual disability insurance and $4,650 for an executive health program; for Mr. Pintoff, $5,172 for individual disability insurance and $4,650 for an executive health program; for Ms. Graziano $4,882 for individual disability insurance; and for Mr. Fenton, $7,760 for individual disability insurance and $4,650 for an executive health program.
(6)
Mr. Flannery’s annual base salary was $1,000,000 through March 31, 2022 and was raised during the first quarter of 2022 to $1,050,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2022.
(7)
Mr. Grace was not an NEO prior to 2022 so his compensation for 2021 and 2020 is not disclosed above. Mr. Grace’s annual base salary was $369,157 through March 31, 2022 and was raised during the first quarter of 2022 to $380,232 to reflect a merit increase in connection with our annual review of base salaries, effective April 1, 2022, was further raised to $550,000 to reflect his promotion to Interim Chief Financial Officer, effective July 29, 2022, and was further raised to $590,000 to reflect his promotion to Executive Vice President, Chief Financial Officer, effective November 3, 2022.
(8)
Mr. Asplund’s annual base salary was $675,000 through March 31, 2022 and was raised during the first quarter of 2022 to $700,650 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2022. Mr. Asplund elected to defer $34,692 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2022.”
(9)
Mr. Pintoff’s annual base salary was $614,163 through March 31, 2022 and was raised during the first quarter of 2022 to $637,501 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2022.
(10)
Mr. Limoges was not an NEO prior to 2022 so his compensation for 2021 and 2020 is not disclosed above. Mr. Limoges' annual base salary was $300,000 through March 31, 2022 and was raised during the first quarter of 2022 to $315,000 to reflect a merit increase in connection with our annual review of base salaries, effective April 1, 2022, and was further raised to $360,000 to reflect an increase in his responsibilities and job duties, effective August 1, 2022.
(11)
As further discussed in the Compensation Discussion & Analysis, on July 29, 2022, Ms. Graziano resigned as Executive Vice President and Chief Financial Officer. Ms. Graziano’s annual base salary was $602,110 through March 31, 2022 and was raised during the first quarter of 2022 to $625,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2022. The salary amounts listed for 2022 for Ms. Graziano represent prorated amounts through her last day of employment.
(12)
As further discussed in the Compensation Discussion & Analysis, on June 30, 2022, Mr. Fenton retired as Senior Vice President, Business Development and entered into a consulting agreement with the Company as of July 1, 2022. The salary amounts listed for 2022 for Mr. Fenton represent prorated salary amounts through his last day of employment, as well as payments under his consulting agreement, in the amount of $18,100 per month (for each 2022 month subsequent to his retirement). Mr. Fenton’s annual base salary was $433,746 through his retirement date. No changes were made to Mr. Fenton’s base salary associated with the 2022 annual review of base salaries because Mr. Fenton gave notice of retirement before such review. Mr. Fenton elected to defer $44,709 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2022.”
(13)
Mr. Asplund elected to defer $263,844 of his annual bonus under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2022.”
(14)
The Non-Equity Incentive Plan Compensation amounts listed for 2022 for Mr. Fenton represent prorated amounts through his last day of employment in the Senior Vice President, Business Development Role.

Grants of Plan-Based Awards in 2022

The table below summarizes the equity and non-equity awards granted to the NEOs in 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Matthew Flannery	3/3/2022	—	—	—	5,634	11,268	22,536	—	—	—	3,703,116
	3/3/2022	—	—	—	2,644	5,288	10,576	—	—	—	1,737,848
	3/3/2022	—	—	—	2,434	4,868	9,736	—	—	—	1,599,820
	3/3/2022	—	—	—	—	—	—	3,652	—	—	1,200,193
		778,253	1,556,507	3,424,315	—	—	—	—	—	—	—
William (Ted) Grace	3/3/2022	—	—	—	269	538	1,076	—	—	—	176,808
	3/3/2022	—	—	—	116	231	462	—	—	—	75,916
	3/3/2022	—	—	—	107	213	426	—	—	—	70,000
	3/3/2022	—	—	—	—	—	—	274	—	—	90,047
	8/1/2022	—	—	—	—	—	—	1,017	—	—	325,115
	11/3/2022	—	—	—	—	—	—	1,581	—	—	500,118
		173,188	346,375	762,026	—	—	—	—	—	—	—
Dale Asplund	3/3/2022	—	—	—	1,408	2,815	5,630	—	—	—	925,122
	3/3/2022	—	—	—	771	1,542	3,084	—	—	—	506,763
	3/3/2022	—	—	—	888	1,775	3,550	—	—	—	583,336
	3/3/2022	—	—	—	—	—	—	2,283	—	—	750,285
	3/3/2022	—	—	—	—	—	—	2,283	—	—	750,285
		347,163	694,325	1,527,516	—	—	—	—	—	—	—
Craig Pintoff	3/3/2022	—	—	—	1,363	2,725	5,450	—	—	—	895,544
	3/3/2022	—	—	—	663	1,326	2,652	—	—	—	435,777
	3/3/2022	—	—	—	646	1,292	2,584	—	—	—	424,603
	3/3/2022	—	—	—	—	—	—	1,662	—	—	546,200
		284,286	568,572	1,250,858	—	—	—	—	—	—	—
Andrew Limoges	3/3/2022	—	—	—	153	305	610	—	—	—	100,235
	3/3/2022	—	—	—	77	154	308	—	—	—	50,611
	3/3/2022	—	—	—	98	195	390	—	—	—	64,085
	3/3/2022	—	—	—	—	—	—	252	—	—	82,817
		99,049	198,099	435,817	—	—	—	—	—	—	—
Jessica Graziano	3/3/2022	—	—	—	1,228	2,456	4,912	—	—	—	807,140
	3/3/2022	—	—	—	606	1,211	2,422	—	—	—	397,983
	3/3/2022	—	—	—	593	1,186	2,372	—	—	—	389,767
	3/3/2022	—	—	—	—	—	—	1,525	—	—	501,176
		160,018	320,035	704,077	—	—	—	—	—	—	—
Jeffrey Fenton	3/3/2022	—	—	—	717	1,434	2,868	—	—	—	471,270
	3/3/2022	—	—	—	309	617	1,234	—	—	—	202,771
	3/3/2022	—	—	—	—	—	—	913	—	—	300,048
		86,036	172,072	378,559	—	—	—	—	—	—	—

________________

(1)
The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2022.
(2)
The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements-2. Summary of Significant Accounting Policies-Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2022.
(3)
Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2022 AICP. Such amounts for each NEO take into account base salaries for the year on a prorated basis, considering the effective date of any changes during the year. The actual incentive amounts paid to our NEOs for 2022 performance pursuant to the 2022 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(4)
Represents the threshold, target and maximum, as applicable, number of awards for the third tranche of PRSUs awarded in 2020, the second tranche of PRSUs awarded in 2021 and the first tranche of the PRSUs awarded in 2022 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the PRSUs awarded in 2020, the target number of units granted on March 4, 2020, without regard to grant date (as determined under applicable accounting rules), was 11,268 for Mr. Flannery, 538 for Mr. Grace, 2,815 for Mr. Asplund, 2,725 for Mr. Pintoff, 305 for Mr. Limoges, 2,456 for Ms. Graziano and 1,434 for Mr. Fenton. With regard to the PRSUs awarded in 2021, the target number of units granted on March 8, 2021, without regard to grant date (as determined under applicable accounting rules), was 5,288 for Mr. Flannery, 231 for Mr. Grace, 1,542 for Mr. Asplund, 1,326 for Mr. Pintoff, 154 for Mr. Limoges, 1,211 for Ms. Graziano and 617 for Mr. Fenton. With regard to the PRSUs awarded in 2022, the target number of units granted on March 3, 2022, without regard to grant date (as determined under applicable accounting rules), was 4,868 for Mr. Flannery, 213 for Mr. Grace, 1,775 for Mr. Asplund, 1,292 for Mr. Pintoff, 195 for Mr. Limoges and 1,186 for Ms. Graziano. As described under “—Compensation Discussion and Analysis—The 2022 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in 2023 and 2024 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the unvested RSUs and PRSUs for each NEO as of December 31, 2022. No amounts are reflected for Ms. Graziano because her RSU awards were forfeited upon her resignation from the Company effective July 29, 2022. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Matthew Flannery	—	—	—	—	51,961	(4)	18,467,979	15,026	5,340,541
William (Ted) Grace	—	—	—	—	5,301	(5)	1,884,081	658	233,866
Dale Asplund	—	—	—	—	19,358	(6)	6,880,220	5,093	1,810,154
Craig Pintoff	—	—	—	—	14,654	(7)	5,208,325	3,912	1,390,403
Andrew Limoges	—	—	—	—	1,824	(8)	648,286	546	194,059
Jessica Graziano	—	—	—	—	—		—	—	—
Jeffrey Fenton	—	—	—	—	5,015	(9)	1,782,431	617	219,294

________________

(1)
Amounts in these columns include: (i) time-based RSUs; and (ii) PRSUs, shown at the actual payout levels, that were earned and vested in January 2023 based on the actual performance levels achieved for 2022. As described under “—Compensation Discussion and Analysis—The 2022 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)”, the Committee determined that 200% of the target PRSUs were earned for the performance cycle; namely, the first tranche of 2022 awards, the second tranche of 2021 awards and the third tranche of 2020 awards.
(2)
Amounts in these columns reflect a closing price per share of the Company’s common stock on the NYSE of $355.42 on December 31, 2022 (the last day of the fiscal year).
(3)
Amounts in these columns represent PRSUs for which the applicable performance metrics had not been established as of December 31, 2022. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2023 or 2024 (once established), as applicable. For Mr. Flannery, represents (i) 5,288 PRSUs representing target potential payout remaining from awards on March 8, 2021 and (ii) 9,738 PRSUs representing target potential payout remaining from awards on March 3, 2022; for Mr. Grace, represents (i) 232 PRSUs representing target potential payout remaining from awards on March 8, 2021 and (ii) 426 PRSUs representing target potential payout remaining from awards on March 3, 2022; for Mr. Asplund, represents (i) 1,543 PRSUs representing target potential payout remaining from awards on March 8, 2021 and (ii) 3,550 representing target potential payout remaining from awards on March 3, 2022; for Mr. Pintoff, represents (i) 1,327 PRSUs representing target potential payout remaining from awards on March 8, 2021, and (ii) 2,585 PRSUs representing target potential payout remaining from awards on March 3, 2022; for Mr. Limoges, represents (i) 155 PRSUs representing target potential payout remaining from awards on March 8, 2021 and (ii) 391 PRSUs representing target potential payout remaining from awards on March 3, 2022; and for Mr. Fenton, represents 617 PRSUs representing target potential payout remaining from awards on March 8, 2021.
(4)
Represents (i) 3,652 unvested time-based RSUs from a grant on March 3, 2022, 1,217 of which vested on March 3, 2023, 1,217 of which will vest on March 3, 2024 and 1,218 of which will vest on March 3, 2025 subject to continued employment; (ii) 2,644 unvested time-based RSUs from a grant on March 8, 2021, 1,322 of which vested on March 8, 2023 and the remainder of which will vest on March 8, 2024; (iii) 2,817 unvested time-based RSUs from a grant on March 4, 2020, all of which vested on March 4, 2023; (iv) 9,736 unvested PRSUs from an award on March 3, 2022, which vested on January 25, 2023 based on the attainment of performance conditions related to 2022; (v) 10,576 unvested PRSUs from an award on March 8, 2021, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; and (vi) 22,536 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based upon attainment of performance conditions related to 2022.
(5)
Represents (i) 1,581 unvested time-based RSUs from a grant on November 3, 2022, which will vest on November 2, 2025 subject to continued employment; (ii) 1,017 unvested time-based RSUs from a grant on August 1, 2022, which will vest ratably on August 1, 2023, 2024 and 2025 subject to continued employment; (iii) 274 unvested time-based RSUs from a grant on March 3, 2022, 91 of which vested on March 3, 2023, 91 of which will vest on March 3, 2024 and 92 of which will vest on March 3, 2025 subject to continued employment; (iv) 199 unvested time-based RSUs from a grant on March 8, 2021, 99 of which vested on March 8, 2023 and the remainder of which will vest on March 8, 2024 subject to continued employment; (v) 36 unvested time-based RSUs from a grant on March 12, 2020, which vested on March 12, 2023; (vi) 230 unvested time-based RSUs from a grant on March 4, 2020, which vested on March 4, 2023; (vii) 426 unvested PRSUs from an award on March 3, 2022, which vested on January 25, 2023 based upon attainment of performance conditions related to 2022; (viii) 462 unvested PRSUs from a grant on March 8, 2021, which vested on January 25, 2023 based upon the attainment of performance conditions related to 2022; and (ix) 1,076 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based upon attainment of performance conditions related to 2022.

(6)
Represents (i) 2,283 unvested time-based RSUs from a grant on March 3, 2022, all of which will vest on March 3, 2025 subject to continued employment; (ii) 2,283 unvested time-based RSUs from a grant on March 3, 2022, 761 of which vested on March 3, 2023 and the remainder of which will vest ratably on March 3, 2024 and 2025 subject to continued employment; (iii) 1,322 unvested time-based RSUs from a grant on March 8, 2021, 661 of which vested on March 8, 2023 and the remainder of which will vest on March 8, 2024 subject to continued employment; (iv) 1,206 unvested time-based RSUs from a grant on March 4, 2020, all of which vested on March 4, 2023; (v) 3,550 unvested PRSUs from an award on March 3, 2022, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; (vi) 3,084 unvested PRSUs from an award on March 8, 2021, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; and (vii) 5,630 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based on attainment of performance conditions related to 2022.
(7)
Represents (i) 1,662 unvested time-based RSUs from a grant on March 3, 2022, 554 of which vested on March 3, 2023 and the remainder of which will vest ratably on March 3, 2024 and 2025 subject to continued employment; (ii) 1,138 unvested time-based RSUs from a grant on March 8, 2021, 569 of which vested on March 8, 2023 and the remainder of which will vest on March 8, 2024 subject to continued employment; (iii) 1,168 unvested time-based RSUs from a grant on March 4, 2020, all of which vested on March 4, 2023; (iv) 2,584 unvested PRSUs from an award on March 3, 2022, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; (v) 2,652 unvested PRSUs from an award on March 8, 2021, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; and (vi) 5,450 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based on attainment of performance conditions related to 2022.
(8)
Represents (i) 252 unvested time-based RSUs from a grant on March 3, 2022, 84 of which vested on March 3, 2023 and the remainder of which will vest ratably on March 3, 2024 and 2025 subject to continued employment; (ii) 133 unvested time-based RSUs from a grant on March 8, 2021, 66 of which vested on March 8, 2023 and the remainder of which will vest on March 8, 2024 subject to continued employment; (iii) 131 unvested time-based RSUs from a grant on March 4, 2020, all of which vested on March 4, 2023; (iv) 390 unvested PRSUs from an award on March 3, 2022, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; (v) 308 unvested PRSUs from an award on March 8, 2021, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; and (vi) 610 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based on attainment of performance conditions related to 2022.
(9)
Represents (i) 913 unvested time-based RSUs from a grant on March 3, 2022, all of which vested on March 3, 2023; (ii) 1,234 unvested PRSUs from an award on March 8, 2021, which vested on January 25, 2023 based on attainment of performance conditions related to 2022; and (iii) 2,868 unvested PRSUs from an award on March 4, 2020, which vested on January 25, 2023 based on attainment of performance conditions related to 2022.

Option Exercises and Stock Vested in 2022

The table below summarizes, for each NEO, the vesting of stock awards in 2022 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting). There were no outstanding options in 2022, and therefore no option exercises.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Flannery	—	—	60,898	18,845,909
William (Ted) Grace	—	—	3,597	1,120,205
Dale Asplund	—	—	22,130	6,815,559
Craig Pintoff	—	—	17,260	5,357,993
Andrew Limoges	—	—	2,326	728,042
Jessica Graziano	—	—	15,617	4,848,879
Jeffrey Fenton	—	—	10,285	3,117,373

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2022

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also allows for additional contributions that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2022. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the following table were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)(1) (2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year End ($)
Matthew Flannery	—	—	—	—
William (Ted) Grace	—	—	—	—
Dale Asplund	298,536	(474,899)	—	1,748,690	(4)
Craig Pintoff	—	—	—	—
Andrew Limoges	—	—	—	—
Jessica Graziano	—	—	—	—
Jeffrey Fenton	44,709	(730,384)	—	2,387,621	(5)

________________

(1)
In prior proxy statements, the amounts in this column included bonus amounts deferred in the last fiscal year, irrespective of when such bonus amounts were earned. The amounts now presented in this column include bonus amounts earned in 2022, which bonus amounts were paid and deferred in March 2023. The deferred 2021 bonus amounts, $250,552 and $418,430 for Mr. Asplund and Mr. Fenton, respectively, which were earned in 2021 and paid and deferred in March 2022, were not reflected in this column for our 2022 proxy statement, but are captured in the Aggregate Balance at Last Fiscal Year End column in this Proxy Statement.
(2)
For Mr. Asplund, $34,692 of the amount in this column is included in the “Salary” column in the Summary Compensation Table and the remaining $263,844 is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2022. For Mr. Fenton, all of the amount in this column is included in the “Salary” column in the Summary Compensation Table.
(3)
The amount of earnings reported in this column is not included in the Summary Compensation Table for 2022 because no such earnings would be considered above-market or preferential earnings.
(4)
This amount represents Mr. Asplund’s balance under the ENEP at the end of 2022. For Mr. Asplund, $1,076,358 of this amount was previously disclosed in the Summary Compensation Table for years prior to 2022.
(5)
This amount represents Mr. Fenton's balance under the ENEP at the end of 2022. For Mr. Fenton, $556,163 of this amount was previously disclosed in the Summary Compensation Table for years prior to 2022.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2022, which the current NEOs would receive upon a termination of employment.

If the employment of any of the current NEOs is terminated by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), the NEOs would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

•
Cash severance:
o
Mr. Flannery would receive a severance payment which represents 200% of his annual base salary and target incentive opportunity paid over a two-year period.
o
Mr. Grace would receive a severance payment which represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
o
Mr. Asplund would receive a severance payment which represents 100% of his annual base salary paid over a one-year period.
o
Mr. Pintoff would receive a severance payment which represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.

o
Mr. Limoges would receive a severance payment which represents 100% of his annual base salary paid over a one-year period.
o
In each case, target incentive opportunity is measured based on the base salary at the time of termination.
•
Any unvested PRSUs, RSUs and options granted to all of the NEOs would be canceled and forfeited.
•
Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Grace, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•
All outstanding time-based RSU awards would vest.
•
For PRSU awards: (1) upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and (2) upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance (assumed to be target for purposes of the table below).
•
Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Grace, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Ms. Graziano resigned from her role as Executive Vice President, Chief Financial Officer effective July 29, 2022. Ms. Graziano’s RSU awards were forfeited upon her resignation from the Company and she did not receive any additional compensation in connection with her resignation.

Mr. Fenton retired from his role as Senior Vice President, Business Development on June 30, 2022. In connection with his retirement, Mr. Fenton’s outstanding RSUs vested in full upon such retirement (with the exception of the RSUs granted on March 3, 2022, which vested in full on March 3, 2023) and were settled on June 30, 2022 in an aggregate amount of $278,131 (representing 1,145 RSUs) based on a price per share of the Company’s common stock on the NYSE of $242.91 on June 30, 2022, and he was not entitled to any other benefits. Mr. Fenton’s outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period (which, based on target performance, would vest at an aggregate amount of $1,457,932 (representing 4,102 PRSUs) based on a price per share of the Company’s common stock on the NYSE of $355.42 on December 31, 2022) and be delivered on the normal settlement schedule. Mr. Fenton is subject to non-competition and non-solicitation restrictions for a period of one year following his retirement, as well as indefinite confidentiality obligations.

Each of the current NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment of two years in the case of Messrs. Flannery and Asplund, and one year in the case of Messrs. Grace, Pintoff and Limoges. The employment agreements also provide for indefinite non-disparagement (other than Mr. Pintoff) and confidentiality obligations.

The table below summarizes the compensation that the current NEOs would have received had they been terminated as of December 31, 2022.

	Termination by the Company Without Cause or by the Executive for Good Reason			Death or Disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and PRSUs ($)(3)	Total ($)
Matthew Flannery	5,250,000	36,850	5,286,850	36,850	10,853,461	10,890,311
William (Ted) Grace	1,121,000	24,238	1,145,238	24,238	1,535,059	1,559,297
Dale Asplund	700,650	18,624	719,274	18,624	4,700,785	4,719,409
Craig Pintoff	1,211,252	24,567	1,235,819	24,567	3,309,316	3,333,883
Andrew Limoges	360,000	—	360,000	—	415,841	415,841

________________

(1)
Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Grace, Asplund, Pintoff and Limoges.
(2)
Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery, and for one year for Messrs. Grace, Asplund and Pintoff. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage in the event of a termination due to death or disability, however, the Company would intend to do so.
(3)
Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $355.42 on December 31, 2022 (the last day of the fiscal year).

For each of the NEOs, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; or his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is more than 50 miles from the executive’s principal work location.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2022 that the current NEOs would receive upon a change in control.

If we terminate Mr. Flannery’s employment without “cause” or he resigns for “good reason” within 12 months following a “change in control” (each as defined in Mr. Flannery’s employment agreement) of the Company, Mr. Flannery would receive the following benefits:

•
an amount equal to 2.99 times the sum of his annual base salary and his target incentive opportunity under the AICP paid over a two-year period, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and
•
COBRA continuation coverage for up to 18 months at no cost to Mr. Flannery.

If we terminate the employment of any of the current NEOs other than Mr. Flannery without “cause” or the NEO resigns for “good reason”, regardless of whether a change in control has occurred, the NEO would receive the following benefits:

•
Mr. Grace would receive a severance payment which represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
•
Mr. Asplund would receive a severance payment which represents 100% of his annual base salary paid over a one-year period.

•
Mr. Pintoff would receive a severance payment which represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
•
Mr. Limoges would receive a severance payment which represents 100% of his annual base salary paid over a one-year period.
•
In each case, target incentive opportunity is measured based on the base salary at the time of termination.
•
Each of Messrs. Grace, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to the applicable award agreements, all of the outstanding equity awards granted to our current NEOs would become fully vested (with the performance levels under outstanding PRSUs deemed met at target level as of the date of such change in control):

•
if the change in control results in the Company ceasing to be publicly traded; or
•
if the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the current NEOs would have received in the event of a change in control of the Company as of December 31, 2022. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

	Termination by the Company Without Cause or by the Executive for Good Reason within 12 months of a Change in Control				Change in Control that Results in the Company Ceasing to be Publicly Traded
Executive	Accelerated vesting of RSUs and PRSUs ($)(1)	Cash severance ($)(2)	COBRA payments ($)(3)	Total ($)	Accelerated vesting of RSUs and PRSUs ($)(1)	Total ($)
Matthew Flannery	23,808,520	7,848,750	36,850	31,694,120	23,808,520	23,808,520
William (Ted) Grace	2,117,948	1,121,000	24,238	3,263,186	2,117,948	2,117,948
Dale Asplund	8,690,374	700,650	18,624	9,409,648	8,690,374	8,690,374
Craig Pintoff	6,598,728	1,211,252	24,567	7,834,547	6,598,728	6,598,728
Andrew Limoges	842,345	360,000	—	1,202,345	842,345	842,345

________________

(1)
Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $355.42 on December 31, 2022 (the last day of the fiscal year).
(2)
Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Grace, Asplund, Pintoff and Limoges.
(3)
Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery, and for one year for Messrs. Grace, Asplund and Pintoff.
(4)
In the scenario illustrated in this table, the total amount payable to Mr. Flannery would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Flannery’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Flannery, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Flannery.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination).

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay versus Performance Table - Compensation Definitions

The table below presents the SEC-defined “Compensation Actually Paid,” or CAP, and provides a comparison of CAP to various financial measures used to gauge performance at the Company. Salary, Bonus, Non-Equity Incentive Plan Compensation, and All Other Compensation are each calculated in the same manner for purposes of both CAP and the Summary Compensation Table (SCT). The primary difference between the calculation of CAP and SCT total compensation is the treatment of “Stock Awards” as summarized below:

•
The SCT “Stock Awards” total includes the grant date fair value of stock awards granted during the year.
•
The CAP total includes the “Stock Awards” total calculated as the year-over-year change in the fair value of stock awards that are unvested as of the end of the year, or that vested or were forfeited during the year.

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ Mil.)(6)	Adj. EBITDA ($ Mil.)(7)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2022	$12,414,168	$18,142,201	$2,871,609	$3,711,821	$213	$121	$2,105	$5,618
2021	$12,716,100	$23,414,061	$3,868,950	$6,547,280	$199	$130	$1,386	$4,414
2020	$6,526,206	$10,792,904	$2,258,222	$3,231,065	$139	$109	$890	$3,932
(1)
The principal executive officer (PEO) in all three reporting years was Mr. Flannery, the Company’s CEO.

(2)
CAP was computed in accordance with Item 102(v) of Regulation S-K. The table provided below shows the amounts deducted from and added to the applicable SCT total compensation amount:

	PEO			Average Non-PEO NEO
	2022	2021	2020	2022	2021	2020
Total Compensation from SCT	$12,414,168	$12,716,100	$6,526,206	$2,871,609	$3,868,950	$2,258,222
Subtractions:
Stock Awards from SCT	($8,240,977)	($9,137,915)	($4,881,735)	($1,737,303)	($2,244,309)	($1,359,513)
Adjustments (addition (subtraction)):
Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	$7,354,351	$7,467,442	$7,377,155	$1,802,967	$2,062,303	$2,126,898
Fair value as of the vesting date of awards granted in the covered fiscal year for which vesting conditions were satisfied during such year	$616,529	$354,042	$348,048	$198,115	$113,778	$139,297
Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year-end or were forfeited during the year	$7,381,219	$11,604,650	$1,907,618	$813,577	$2,560,584	$264,928
Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	($1,383,089)	$409,742	($484,388)	($237,144)	$185,974	($198,767)
Compensation Actually Paid	$18,142,201	$23,414,061	$10,792,904	$3,711,821	$6,547,280	$3,231,065
(3)
The Non-PEO NEOs in 2022 were Mr. Grace, Mr. Asplund, Mr. Pintoff, Mr. Limoges, Ms. Graziano and Mr. Fenton. The Non-PEO NEOs in 2021 were Ms. Graziano, Mr. Asplund, Mr. Pintoff and Mr. Fenton. The Non-PEO NEOs in 2020 were Ms. Graziano, Mr. Asplund, Mr. Pintoff, Mr. Fenton and Paul McDonnell.
(4)
The amounts above represent the value at year-end, for each noted year, of an initial fixed investment of $100 made on December 31, 2019.
(5)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Industrials. The amounts above represent the value at year-end, for each noted year, of an initial fixed investment of $100 made on December 31, 2019.
(6)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)
Adjusted EBITDA represents EBITDA (the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization) plus the sum of the merger related costs, restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet . While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that adjusted EBITDA is the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link Company performance to compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year. Adjusted EBITDA is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP and for the reasons why management believes adjusted EBITDA provides useful information to investors about the Company's operating performance and liquidity.

Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected to incentive our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs to the Company’s performance, for the most recently completed fiscal year, were as follows:

•
Adjusted EBITDA
•
Total Revenue
•
Economic Profit Improvement
•
ROIC
•
Stock Price Performance

Relationship between CAP and Cumulative TSR

The graph below reflects the relationship between the CAP, for the PEO and Average Non-PEO NEOs, and the Company’s cumulative Total Shareholder Return (“TSR”), (assuming an initial fixed investment of $100 on December 31, 2019) for the fiscal years ended December 31, 2020, 2021 and 2022.

Compensation Actually Paid and Cumulative TSR

Relationship between CAP and Adjusted EBITDA

The graph below reflects the relationship between the CAP, for the PEO and Average Non-PEO NEOs, and the Company’s adjusted EBITDA for the fiscal years ended December 31, 2020, 2021 and 2022:

Compensation Actually Paid and Adjusted EBITDA

Relationship between CAP and Net Income

The graph below reflects the relationship between the CAP, for the PEO and Average Non-PEO NEOs, and the Company’s net income for the fiscal years ended December 31, 2020, 2021 and 2022:

Compensation Actually Paid and Net Income

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Flannery and the ratio of those two values for 2022:

•
The annual total compensation of the employee identified as the median paid employee of United Rentals (other than our CEO) was $85,052;
•
The 2022 total compensation of our CEO, Mr. Flannery, was $12,414,168; and
•
The ratio of the annual total compensation of Mr. Flannery to the median annual total compensation of all our employees was approximately 146:1.

In determining the median employee for 2022, we used our employee population as of December 31, 2022 and, in accordance with SEC rules, excluded (i) the CEO, (ii) employees from acquisitions during the year(1) and (iii) employees from certain non-U.S. countries representing in aggregate less than 5% of our employee base(2), to arrive at the median employee consideration pool. We then measured compensation for this population based on taxable earnings for the period January 1, 2022—December 31, 2022 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 30, 2022. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2022— December 31, 2022 period. Using this methodology for 2022, we determined that the “median employee” was a full-time, hourly employee located in the U.S.

We calculated 2022 annual total compensation for both our median employee and Mr. Flannery using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

________________

(1)
We excluded 2,192 employees from the following acquisitions that occurred in 2022: Sun Rental, Hanson & Fitch, Rental Works, Richbourgs Rentals, High Reach Equipment, ERS ReRents, and Ahern Rentals.
(2)
These countries and their headcounts as of December 31, 2022 were: France (69), Germany (73), the Netherlands (69), the United Kingdom (44), Belgium (8), Australia (255) and New Zealand (70) for a total of 588 employees. As of December 31, 2022, using the methodology required by SEC rules, United Rentals had 21,836 employees in the U.S. and Puerto Rico, 2,175 Canadian employees and 588 employees in other countries, for a total of 24,599 employees globally factored into the sample before the country exclusions listed above.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors. Effective May 5, 2022, changes were made to increase the annual equity compensation payable to non-management directors from $150,000 to $160,000 while maintaining cash compensation at the same level as in 2021.

For 2022, the Company’s non-management directors (other than its non-executive Chair) received the following compensation (as applicable):

•
annual retainer fees of (i) $120,000 for serving as director, (ii) $40,000 for serving as Lead Independent Director, (ii) $25,000 for serving as Chair of the Audit Committee, (iii) $20,000 for serving as Chair of the Compensation Committee, (iv) $15,000 for serving as Chair of the N&CG Committee, and (v) $15,000 for serving as Chair of the Strategy Committee.

During 2022, the Company’s non-management directors (other than its non-executive Chair) received an annual equity grant of $160,089 (because the number of RSUs granted is rounded up to the nearest whole share of common stock, this amount varies slightly from the annual equity compensation payable amount noted above) in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances)

During 2022, Michael Kneeland received total annual compensation of $500,000 for his service as non-executive Chair. Such compensation is in lieu of any other pay (e.g. annual equity and retainer fees). The compensation was paid in cash, quarterly in arrears. In connection with Mr. Kneeland’s retirement from his role as CEO on May 8, 2019, Mr. Kneeland’s outstanding RSUs granted on March 11, 2019 continued to vest based on his service as a non-employee director of the Company, with the final amount of RSUs having vested on March 11, 2022. Additionally, Mr. Kneeland’s outstanding PRSU awards continued to vest based on actual performance for the full performance period, with the final tranche having vested in January 2022.

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders. In October 2018, the Board amended its previously adopted stock ownership guidelines to provide that non-management directors hold a target dollar value of $600,000 in the Company’s common stock. Then current directors had five years (from October 2018) to achieve the revised ownership threshold, and any new directors have five years from joining the Board to achieve the revised ownership threshold. Until the revised guidelines become effective in October 2023, non-management directors are required to comply with the prior guidelines, which state that within four years after joining the Board, each non-management director is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; and unvested restricted stock or RSUs that vest based on continued service. Each of the non-management directors was in compliance with the stock ownership guidelines when their holdings were measured as of December 31, 2022.

Directors are subject to the Company’s anti-pledging and anti-hedging policy, which is described above under “Executive Compensation—Compensation Discussion and Analysis—Anti-Hedging Policy; Anti-Pledging Policy.”

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised us that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. If the director elects to defer fees, his or her account is credited with either shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A of the Internal Revenue Code and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2022

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash in 2022 ($)		Stock Awards(2)(3) ($)	Total ($)
José B. Alvarez	135,000		160,089	295,089
Marc A. Bruno	120,000	(4)	160,089	280,089
Larry D. De Shon	120,000		160,089	280,089
Bobby J. Griffin	160,000		160,089	320,089
Kim Harris Jones	145,000		160,089	305,089
Terri L. Kelly	135,000		160,089	295,089
Michael J. Kneeland	500,000		—	500,000
Francisco J. Lopez-Balboa	28,273	(5)	93,348	121,621
Gracia C. Martore	140,000		160,089	300,089
Filippo Passerini	41,095	(6)	—	41,095
Shiv Singh	120,000		160,089	280,089

________________

(1)
As of December 31, 2022, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding and the respective number of outstanding RSUs as follows: Mr. Alvarez had 8,362.993 shares of common stock and 2,297 RSUs; Mr. Bruno had 2,045 shares of common stock and 3,725 RSUs (including RSUs from deferral of cash compensation); Mr. De Shon had 849 RSUs; Mr. Griffin had 42,587 RSUs (including RSUs from deferral of cash compensation); Ms. Harris Jones had 1,720 shares of common stock and 2,297 RSUs; Ms. Kelly had 2,045 shares of common stock and 4,301 RSUs (including RSUs from deferral of cash compensation); Mr. Lopez-Balboa had 331 RSUs; Mr. Kneeland had 107,163 shares of common stock; Ms. Martore had 672 shares of common stock and 6,427 RSUs (including RSUs from deferral of cash compensation); and Mr. Singh had 4,696 shares of common stock and 2,297 RSUs. Mr. Passerini was not a director as of December 31, 2022.
(2)
The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2022. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. For all directors except Mr. Lopez-Balboa, fair market value for the RSU awards is based on the closing price per share of the Company’s common stock of $303.20 on May 5, 2022, the grant date. For Mr. Lopez-Balboa, fair market value is based on the closing price per share of the Company’s common stock of $282.02 on October 10, 2022, the grant date. The grant date fair value of the RSUs awarded to Mr. Lopez-Balboa is prorated based on the date he joined the Board.
(3)
Each then current non-management director received an award of 528 RSUs on May 5, 2022, except for Mr. Kneeland, who did not receive a stock award for serving as non-executive Chair (although, as described in more detail above, Mr. Kneeland had outstanding awards of RSUs and PRSUs that continued to vest in 2022). Mr. Lopez-Balboa was not a director on May 5, 2022, and was awarded 331 RSUs on October 10, 2022, following his appointment to the Board on October 7, 2022. The initial grant date value of Mr. Lopez-Balboa’s RSU award was based on the annual equity grant amount for our directors of $160,000, prorated based on seven months of projected service as a director before the next annual director equity grant. For purposes of determining the number of RSUs to grant to directors on May 5, 2022, the closing price per share of the Company’s common stock of $303.20 was used. For purposes of determining the number of RSUs to grant to Mr. Lopez-Balboa on October 10, 2022, the closing price per share of the Company’s common stock of $282.02 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2022 were fully vested as of the date of grant but are not settled until the earlier of (i) May 5, 2025 (or October 10, 2025, in the case of Mr. Lopez-Balboa), (ii) the fifth business day following the director’s termination of service for any reason or (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).
(4)
Represents cash compensation earned in 2022, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.
(5)
Mr. Lopez-Balboa became a director in October 2022. The fees earned by Mr. Lopez-Balboa in 2022 are prorated based on the date he became a director.
(6)
Mr. Passerini did not stand for reelection at the 2022 annual meeting. The amount above represents compensation earned by Mr. Passerini prior to the 2022 annual meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2022:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	468,554(1)	$80.45(1)	1,313,912(2)

________________

(1)
Consists of awards issued under the 2019 Long Term Incentive Plan and the Second Amended and Restated 2010 Long Term Incentive Plan. This amount includes 463,518 restricted stock units and 5,036 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.
(2)
Consists of shares available under the 2019 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director and named executive officer of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person or entity known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 9, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,556,323	(1)	8.0%	(1)
The Vanguard Group	8,110,194	(2)	11.7%	(2)

________________

(1)
Derived from a Schedule 13G/A filed with the SEC on February 7, 2023 by BlackRock, Inc. with respect to holdings as of December 31, 2022. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,556,323 shares, of which it has sole power to vote or direct the vote of 4,922,506 shares and the sole power to dispose or to direct the disposition of 5,556,323 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.
(2)
Derived from a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group with respect to holdings as of December 30, 2022. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. The Vanguard Group is the beneficial owner of 8,110,194 shares, of which it has shared power to vote or direct the vote of 98,867 shares, sole power to dispose or to direct the disposition of 7,830,121 shares, and shared power to dispose or to direct the disposition of 280,073 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 9, 2023, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Matthew J. Flannery	94,544	(3)	*
William E. (Ted) Grace	3,387	(4)	*
Dale A. Asplund	14,156	(5)	*
Craig A. Pintoff	13,256	(6)	*
Andrew B. Limoges	1,977	(7)	*
Jessica T. Graziano	17,969	(8)	*
Jeffrey J. Fenton	21,900	(9)	*
Michael J. Kneeland	107,163	(10)	*
José B. Alvarez	10,659.99	(11)	*
Marc A. Bruno	5,770	(12)	*
Larry D. De Shon	849	(13)	*
Bobby J. Griffin	42,587	(14)	*
Kim Harris Jones	4,017	(15)	*
Francisco J. Lopez-Balboa	331	(16)	*
Terri L. Kelly	6,346	(17)	*
Gracia C. Martore	7,099	(18)	*
Shiv Singh	6,993	(19)	*
All current executive officers and directors as a group (15 persons)	319,134.99	(20)	*

________________

* Less than 1%

(1)
The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.
(2)
Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.
(3)
Consists of 94,544 outstanding shares.
(4)
Consists of 3,351 outstanding shares and 36 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022.
(5)
Consists of 14,156 outstanding shares.
(6)
Consists of 13,256 outstanding shares.
(7)
Consists of 1,977 outstanding shares.
(8)
Ms. Graziano left the Company on July 29, 2022. Consists of 17,969 outstanding shares as of July 29, 2022, and does not reflect activity subsequent to July 29, 2022. Because Ms. Graziano is no longer employed by the Company, her outstanding shares are not included in the total noted above for current executive officers and directors as a group.
(9)
Mr. Fenton left the Company on June 30, 2022. Consists of 21,900 outstanding shares as of June 30, 2022 and the March 3, 2023 vesting of a restricted stock unit award granted on March 3, 2022, net of tax withholdings. Does not reflect activity subsequent to June 30, 2022 other than the March 3, 2023 vesting and related tax withholding. Because Mr. Fenton is no longer employed by the Company, his outstanding/issuable shares are not included in the total noted above for current executive officers and directors as a group.
(10)
Consists of 107,163 outstanding shares, including 8,998 outstanding shares held in a retirement account.
(11)
Consists of 8,362.993 outstanding shares, including 958.993 outstanding shares held in a retirement account, and 2,297 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions).
(12)
Consists of 2,045 outstanding shares, 2,297 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions) and 1,428 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Bruno’s service as a director.
(13)
Consists of 849 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 321 RSUs is deferred until August 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions).
(14)
Consists of 30,888 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until the fifth business day following termination of Mr. Griffin’s service as a director) and 11,699 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.
(15)
Consists of 1,720 outstanding shares and 2,297 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions).
(16)
Consists of 331 shares issuable upon settlement of RSUs that have vested but with respect to which settlement is deferred until October 2025.
(17)
Consists of 2,045 outstanding shares, 2,297 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions) and 2,004 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Kelly’s service as a director.
(18)
Consists of 672 outstanding shares, 4,467 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 is deferred until May 2025, subject to acceleration under certain conditions, and with respect to which settlement of 2,170 is deferred until the fifth business day following termination of Ms. Martore’s service as a director) and 1,960 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.
(19)
Consists of 4,696 outstanding shares and 2,297 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,331 RSUs is deferred until May 2023, settlement of 438 RSUs is deferred until May 2024 and settlement of 528 RSUs is deferred until May 2025, subject to acceleration under certain conditions).
(20)
Consists of 253,987.99 outstanding shares (including 9,956.99 shares held in retirement accounts), 65,111 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) and 36 shares issuable upon RSUs that will vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction.” Under the policy, a “related party transaction” is defined as any relationship, arrangement, transaction or series of similar transactions, arrangements or relationships in which (A) the Company is or will be a participant, (B) the aggregate amount involved (or reasonably expected to be involved) exceeds $120,000 in any 12-month period, and (C) any “Related Party” has or will have a direct or indirect material interest under the Securities Exchange Act of 1934, other than:

•
transactions available to all employees generally;
•
transactions where the Related Party’s interest arises solely from the ownership of securities of the Company and all holders of the security receive the same benefit on a pro rata basis;
•
transactions involving director or executive officer retention, services, benefits or compensation (including the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business) approved or recommended by the Board’s Compensation Committee or approved by the Board;
•
indemnification and advancement of expenses made pursuant to the Company’s certificate of incorporation or By-Laws, or pursuant to any agreement;
•
contributions by United Rentals to a charitable organization, foundation or university at which a Related Party is a trustee, director, or employee other than an officer (or comparable position); provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues, including contributions; or
•
transactions between the Company and another entity with which a Related Party’s only relationship is as (i) an employee (other than an executive officer), (ii) a beneficial owner, together with his or her Immediate Family Members, of less than 10% of such entity’s equity interests, or (iii) in the case of partnerships, a limited partner, if such limited partner, together with his or her Immediate Family Members, has an interest of less than 10% in the partnership and does not hold another position in the partnership, if, in the case of any of the foregoing clauses (i), (ii) and (iii), the aggregate amount involved in such transaction does not exceed 2% of such entity’s total annual revenues.

The Audit Committee will review all materials facts and circumstances of any proposed Related Party Transaction and either approve or disapprove the transaction. If the General Counsel of the Company determines that advance review and approval is not feasible, then the transaction may be preliminarily entered into upon approval of the Audit Committee Chair (if Chair is not independent from the transaction, then Lead Independent Director instead of Chair), after notice to both, provided that neither the Audit Committee Chair nor Lead Independent Director may approve a Related Party Transaction involving himself or herself or an Immediate Family Member. When a Related Party Transaction is preliminarily approved in such manner, the Related Party Transaction must be considered for ratification at the Audit Committee’s next regularly scheduled meeting. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Audit Committee Chair the authority to pre-approve or ratify related party transactions in which the aggregate amount involved is expected to be less than $1 million, subject to reporting any such pre-approval or ratification at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2021. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chair of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2022.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2022. Additionally, the Audit Committee discussed EY’s audit report on internal controls over financial reporting as of December 31, 2022 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2022 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE
Kim Harris Jones, Chair
Francisco J. Lopez-Balboa
Gracia C. Martore
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements and internal controls over financial reporting. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2023, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2023 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2022 and 2021.

	2022	2021
Audit Fees(1)	$3,734,800	$4,000,000
Audit-Related Fees(2)	$68,000	$63,000
Tax Fees(3)	$487,000	$197,000
All Other Fees(4)	$95,200	$5,200
Total	$4,385,000	$4,265,200

________________

(1)
Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)
Audit-Related Fees. Audit-related fees consist of fees related to audits of the Company’s employee benefit plans.
(3)
Tax Fees. Tax fees consist of $140,000 for tax compliance (including the preparation, review and filing of tax returns) and $347,000 for tax advice, tax planning, and tax audit assistance in 2022, compared with $131,000 for tax compliance and $66,000 for tax advice, tax planning, and tax audit assistance in 2021.
(4)
All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services. 2022 also includes a cybersecurity assessment.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2022 and 2021.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

By its Charter, the Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm; and individuals employed by the Company in an emergency or under other unusual circumstances, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2023 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give our stockholders the opportunity to express their views on the compensation of our NEOs. At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs (such vote is occurring this year, as addressed in Proposal 4 below). Under this policy, we are holding an advisory vote to approve executive compensation this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

Financial performance. The Company’s key financial performance metrics in 2022 included:

•
Revenue: Total revenue increased 19.8% from 2021 to a record $11.642 billion and rental revenue increased 23.3% from 2021 to $10.116 billion, which was also a record. The total and rental revenue increases include the impact of the December 2022 Ahern acquisition and the May 2021 General Finance Corporation (”General Finance”) acquisition.
•
Net income and adjusted EBTIDA: Net income increased 51.9% from 2021 to a record $2.105 billion. Adjusted EBITDA1 grew 27.3% from 2021 to $5.618 billion, which was also a record. Net income margin2 increased 380 basis points to 18.1%, primarily reflecting improved gross margins from equipment rentals and sales of rental equipment, reductions in SG&A expense, non-rental depreciation and amortization, and net interest expense as a percentage of revenue, partially offset by higher income tax expense as a percentage of revenue. Adjusted EBITDA margin2 increased 290 basis points to 48.3%, primarily reflecting higher margins from equipment rentals (excluding depreciation) and sales of rental equipment, reduced SG&A expense as a percentage of revenue and an increase in the proportion of revenue from higher margin (excluding depreciation) equipment rentals.
•
ROIC: Return on invested capital (ROIC)3 increased 240 basis points year-over-year to a record 12.7%, primarily due to increased after-tax operating income.
•
Net cash provided by operating activities and free cash flow: Net cash from operating activities increased 20.2% from 2021 to $4.433 billion, and free cash flow4, including aggregated merger and restructuring payments, increased 16.5% from 2021 to $1.764 billion. The increase in free cash flow was mainly due to higher net cash from operating activities, partially offset by higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $441 million, and increased purchases of non-rental equipment.
•
EPI: Economic profit improvement (EPI)5, which aligns with ROIC and reflects management’s ability to grow the business for profitable returns, was $540 million for 2022, compared with $269 million for 2021, primarily reflecting increased ROIC as discussed above.

________________

(1)
Adjusted EBITDA is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP and for the reasons why management believes adjusted EBITDA provides useful information to investors about the Company's operating performance and liquidity.
(2)
Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
(3)
ROIC is calculated as after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.
(4)
Free cash flow is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliation to GAAP and for the reasons why management believes free cash flow provides useful information to investors about the Company's financial performance and liquidity.
(5)
EPI is defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources and which is assumed for this purpose to be a constant 10%.

Operational highlights. The Company’s key operational highlights in 2022 included:

•
delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.76, a 3.8% year-over-year reduction against strong 2021 performance, while integrating over 8,000 new employees into our workplace;
•
strengthened the diversity of our organization, as reflected in a year-over-year increase in diverse employees in sales and management jobs from 31.3% in 2021 to 33.5% in 2022;
•
saw strong retention in a tight labor market; voluntary turnover decreased 3% year-over-year from 13.5% in 2021 to 13.1% in 2022;
•
grew headcount by over 20% year-over-year to approximately 24,600 employees at year-end;
•
earned best-in-class satisfaction scores in our 2022 employee experience survey, with average responses ranging from 8.4 to 9.2 out of 10 in each of our four survey categories;
•
awarded an upgrade to an “A” level ESG rating by MSCI, which resonates with the investment community, and received similar scores from other ESG rating agencies;
•
earned national recognition for our progressive culture, including being named one of America’s Most Responsible Companies by Newsweek, and one of Glassdoor’s Top 100 Places to Work and being named to the JUST 100, a ranking of America’s largest publicly traded companies on ESG issues;
•
made significant investments in alternative-fuel vehicles and rental fleet, including a landmark agreement with Ford Pro to purchase 500 electric trucks and 30 electric vans, as well as adding low- and zero-emissions rental equipment through partnerships with POWRBANK, Takeuchi, JCB and others;
•
developed a proprietary emissions estimation tool and launched it on our Total Control® platform, where our customers are using the technology to help reduce their carbon footprints; and
•
completed our fourth Company-wide stock grant program, which program was in honor of our 25th anniversary.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below.

•
Effective February 15, 2021, we implemented a standalone and centralized clawback policy that applies to NEOs. The policy expanded the prior “injurious conduct provision” that already applied to all equity awards granted by the Company since 2009, including those held by each of the NEOs, to include AICP awards. The Company expects to adopt a revised clawback policy regarding accounting restatements in accordance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once such final rules are implemented by the NYSE.
•
Our compensation program does not provide for special perquisites for our NEOs, including aircraft usage or tax gross-ups (except in the case of qualified relocation expenses).
•
We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs was in compliance with such guidelines when their holdings were measured as of December 31, 2022.
•
We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. Our insider trading policy prohibits the hedging and pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, approximately 92% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 46 of this Proxy Statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

At our 2017 Annual Meeting, we provided our stockholders with the opportunity to cast an advisory vote on how frequently they would like to vote on our executive compensation, which, as described in Proposal 3, is commonly referred to as “Say-on-Pay.” Based on the voting results at our 2017 Annual Meeting, our Board determined to hold Say-on-Pay votes annually. SEC rules require us to ask our stockholders, at least every six years, how often they would like for us to hold Say-on-Pay votes. Accordingly, we are requesting your advisory vote this year to determine the frequency of our future Say-on-Pay votes.

As required by Exchange Act rules, which were adopted pursuant to the Dodd-Frank Act, we are holding an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should occur every year, every two years or every three years. The option that receives the highest number of votes cast by the Company’s stockholders will be the option that has been selected by stockholders. However, because this vote is advisory, it is not binding on the Company, the Board or the Compensation Committee in any way.

After careful consideration of this proposal, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company, and therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Please note that you are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own preference for an annual, biennial or triennial advisory vote.

The Board recognizes that an annual advisory vote on executive compensation will allow the Company’s stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

An annual advisory vote on executive compensation is consistent with the Board’s desire to take a “best practices” approach to corporate governance, including by seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and programs. We understand that stockholders may have different views as to what may be the best approach for the Company with respect to this proposal, and we look forward to hearing our stockholders’ views.

When casting your vote on your preferred voting frequency in response to the resolution set forth below, you may choose one of the following four options: “every year,” “every two years,” “every three years” or “abstain”:

“RESOLVED, that the option of once every year, once every two years or once every three years that receives the highest number of votes cast for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The Board unanimously recommends a vote for the option of EVERY YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (designated as Proposal 4).

PROPOSAL 5

COMPANY PROPOSAL TO IMPROVE SHAREHOLDER WRITTEN CONSENT (AMEND CERTIFICATE OF INCORPORATION TO REDUCE THRESHOLD TO 15%)

Company stockholders holding 25% of the Company’s outstanding shares of common stock currently have the right to request a record date in connection with a stockholder action by written consent. This Proposal 5 (the “Company Written Consent Proposal”) is a result of our Board’s ongoing review of our corporate governance practices and its consideration of the Stockholder Proposal set forth in Proposal 6. After due consideration of corporate governance best practices and a balancing of the competing interests discussed below, the Board has determined that it is in the best interests of the Company and our stockholders to provide stockholders with the opportunity to consider the Company Written Consent Proposal, which would lower the share ownership threshold on the ability of stockholders to request a record date in connection with a stockholder action by written consent from 25% to 15%.

The Board has declared advisable, and is submitting to the Company’s stockholders for their consideration, an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation to lower such threshold to 15%. Proposed amendments to the Company’s Fifth Amended and Restated Certificate of Incorporation are attached to this Proxy Statement as Appendix A.

The Board believes stockholders should be able to act by written consent, but that such ability should be subject to appropriate guardrails to ensure that such right would not be at risk of abuse or misuse by a single stockholder or a small group of stockholders in the pursuit of narrow or short-term interests that may not be shared more broadly by the Company’s stockholders. Furthermore, in considering the Company’s and the stockholders’ best interests, the Board must also consider the disruption resulting from the Board and management’s attention being diverted from leading and operating our business, as well as the significant administrative burden and costs from overseeing the solicitation of, and communication of, information to stockholders and the delivery and examination of written consents.

In light of the above considerations, the Board believes that the 15% ownership threshold in the Company Written Consent Proposal strikes the appropriate balance between enhancing the rights of stockholders and the Company’s corporate governance practices, while preventing the risk of abuse or misuse of the right to initiate stockholder action by written consent and the waste of corporate assets that would arise if, as the Stockholder Proposal provides, the required ownership threshold were set as low as 10%. In addition, the 15% ownership threshold in the Company Written Consent Proposal would make the requisite ownership threshold to request a record date in connection with a stockholder action by written consent consistent with the 15% threshold approved last year for the stockholder right to call a special meeting.

Furthermore, unlike the Stockholder Proposal, which is nonbinding and would require the necessary amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation to be considered and approved subsequent to our upcoming 2023 annual meeting, the Company Written Consent Proposal can be approved by stockholders at our upcoming 2023 annual meeting. This would allow the Board to immediately implement, pursuant to the proposed amendments to the Company’s Fifth Amended and Restated Certificate of Incorporation set forth in Appendix A, a 15% ownership threshold with respect to the stockholder right to request a record date in connection with a stockholder action by written consent. Such amendment would become effective immediately upon stockholder approval of the Company Written Consent Proposal at our 2023 annual meeting without any further action by the Board or stockholders.

The Board of Directors recommends that you vote “FOR” the Company’s proposal to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to allow stockholders holding 15% or more of the Company’s outstanding shares of common stock the ability to request a record date in connection with a stockholder action by written consent (designated as Proposal 5).

PROPOSAL 6

STOCKHOLDER PROPOSAL TO IMPROVE SHAREHOLDER WRITTEN CONSENT

A stockholder has advised the Company that he plans to present the following proposal at the Annual Meeting. In accordance with SEC rules and the stockholder’s request, the proposal presented below is reproduced verbatim, as submitted to us by the stockholder, including stockholder-supplied emphasis. The content has not been edited by the Company for grammatical or typing errors. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to our Corporate Secretary.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 6 – Improve Shareholder Written Consent

Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate written consent.

Currently it takes the formal backing 32% of all shares that normally cast ballots at the annual meeting to do so little as to ask for a record date for written consent.

Plus any action taken by written consent would still need 65% supermajority approval from the shares that normally cast ballots at the annual meeting. This 65% vote requirement gives overwhelming supermajority protection to management that will remain unchanged.

Enabling 10% of shares to apply for a record date for written consent is reasonable because scores of companies do not even require 01% of stock ownership to do so little as request a record date.

The current high 32% stock ownership threshold serves as a poison pill to discourage any potential shareholder group from even considering acting by written consent. The current high 32% stock ownership threshold to take the first baby step to act by written consent serves to kill written consent in the crib.

This proposal topic won 48% support at the 2021 United Rentals, annual meeting. The 48% support likely means a majority vote from the shares that have access to independent proxy voting advice to make a more informed voting decision. The Board of Directors should respect this majority vote.

Proposal 6 - Improve Shareholder Written Consent

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” this stockholder proposal (the “Stockholder Proposal”) and a vote “FOR” Proposal 5 put forth by the Company for the following reasons.

Our Board has carefully considered the Stockholder Proposal and recommends a vote “AGAINST” it because the Board believes that the change sought in the Stockholder Proposal is not in the best interests of the Company or our stockholders.

Our stockholders have the right to act by written consent, and in order to request a record date in connection with a stockholder action by written consent, the stockholder(s) seeking to take such action must own not less than 25% of the Company’s outstanding shares of common stock (without any minimum length of ownership requirement). The 25% threshold was implemented in recognition of the fact that an unlimited or unrestrained right to request a record date in connection with a stockholder action by written consent, an extraordinary event for any public company, can be disruptive, costly and inconsistent with the best interests of all of our stockholders. However, our Board continually reassesses our corporate governance practices to identify areas in which the Company can help provide greater transparency and accountability for the benefit our stockholders. After balancing these important yet competing interests, the Board has now concluded that our stockholders should be given the opportunity to approve an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation that would permit holders of 15% of the Company’s outstanding shares of common stock (lowered from the current 25% threshold) to request a record date in connection with a stockholder action by written consent. At the 2023 annual meeting, the Board is requesting stockholders to vote “FOR” Proposal 5 (the “Company Written Consent Proposal”) to lower the share ownership threshold for stockholders to request a record date in connection with a stockholder action by written consent from 25% to 15%.

The 10% threshold set forth in the Stockholder Proposal to request a record date in connection with a stockholder action by written consent (which 10% threshold was also previously proposed by the same stockholder and failed to receive majority support at our 2021 annual meeting) would significantly increase the risk of abuse by a single stockholder or a small group of stockholders in the pursuit of interests that may not be shared more broadly by the Company’s other stockholders. In addition, it would divert the attention of the Board and management from, and cause disruption to, the operation of the Company’s business. The ability to request a record date to initiate stockholder action by written consent should include reasonable safeguards to ensure that its use is limited to those circumstances where a number of stockholders representative of the broader interests of all stockholders believe a matter is sufficiently extraordinary that it must be addressed outside the context of a stockholder meeting.

The Board also believes that the failure of the similar stockholder proposal voted on at our 2021 annual meeting (to lower the ownership threshold in our stockholders’ right to take action by written consent from 25% to 10%) and the overwhelming support at our 2022 annual meeting for the Company’s proposal to lower the ownership threshold with respect to our stockholders’ right to call a special meeting from 25% to 15% over the stockholder proposal to lower such ownership threshold to 10% reflect the general view of our stockholders that a 10% ownership threshold in connection with the ability of stockholders to take extraordinary actions is inappropriate.

The Board believes the 15% threshold proposed by the Company will strike the appropriate balance between enhancing the rights of stockholders and the Company’s corporate governance practices, and will provide stockholders with a meaningful ability to initiate stockholder action by written consent, while (i) protecting against abuse or misuse of such right by stockholders with narrow or short-term interests, and (ii) avoiding the administrative burdens, costs and distractions to the Company that would arise from stockholder actions by written consent in connection with matters that may not be broadly in the best interests of all of our stockholders.

Furthermore, stockholder action by written consent should not be viewed as an ordinary course event. Monitoring stockholder action by written consent is still a substantial undertaking and requires considerable use of the Company’s time and resources. There is also an additional cost to the Company and its stockholders, as the time and effort associated with overseeing the solicitation of and communication of information to stockholders and the delivery and examination of written consents divert Board and management attention away from their primary focus of leading and operating our business.

Our current corporate governance structure promotes transparency and accountability.

The Board believes that lowering the requisite ownership threshold to request a record date in connection with a stockholder action by written consent to 10% is unnecessary given the Company’s strong corporate governance practices and the opportunity being presented to our stockholders to adopt the 15% ownership threshold by approving the Company Written Consent Proposal. The Company’s corporate governance practices already provide transparency and accountability of the Board to all of the Company’s stockholders and demonstrate that the Company is responsive to stockholder concerns, including:

•
Stockholder Right to Act by Written Consent: Holders of 25% of the outstanding common stock have the right to act by written consent, and by approving the Company Written Consent Proposal, the ownership threshold to exercise such right would be lowered to 15%.
•
Stockholder Right to Call a Special Meeting: Holders of 15% of the outstanding common stock already have the right to call a special meeting of stockholders.
•
Annual Election of Board of Directors: All of our directors are elected annually by the stockholders, and there is a majority-voting standard for the election of directors in uncontested elections.
•
Removal of Directors: The holders of at least a majority of the Company’s outstanding common stock can remove a director, with or without cause.
•
Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.

We maintain open and regular communication with large and small stockholders, financial analysts and shareholder advisory services about important issues relating to our business and governance and regularly incorporate feedback from those engagements into our governing documents, policies, and practices. We have no history of materially modifying stockholder rights without prior robust consultation and engagement with shareholders. Stockholders also can and do effectively use our annual meeting to communicate their views to management, the Board, and other stockholders.

In summary, we believe the Stockholder Proposal is unnecessary in light of the Company’s strong corporate governance practices and the more appropriate 15% ownership threshold being presented to our stockholders in the binding Company Written Consent Proposal, and we believe that adoption of the Stockholder Proposal would significantly weaken the procedural protections in place to permit robust stockholder engagement while preventing unwarranted distractions to management and the incurrence of additional burdens and unnecessary expenses in connection with matters that may not be broadly in the best interests of all of our stockholders.

The Board believes that this Stockholder Proposal is not in the best interests of our stockholders. Accordingly, the Board recommends a vote “AGAINST” the Stockholder Proposal (designated as Proposal 6) and a vote “FOR” the Company Written Consent Proposal (designated as Proposal 5).

OTHER MATTERS

Other Matters to be Presented at the 2023 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the Annual Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Annual Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

•
if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or
•
if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com, click “Login” and then select “Shareholder Central Login”. Enter your account number and tax identification number to log in, then select “electronic distribution.”

Incorporation by Reference

To the extent that this Proxy Statement has been, or will be, specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Submission of Stockholder Proposals for the 2024 Annual Meeting

The ways in which stockholders can submit proposals for our 2024 Annual Meeting are summarized below. In addition, we welcome stockholders to engage with us on governance and other matters outside of the proxy and annual meeting process.

Stockholder Proposals for the 2024 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2024 Annual Meeting will be acted upon only in the following circumstances:

•
When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary on or before November 23, 2023.
•
Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.
•
What to include. Proposals must conform to, and include, the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must present their proposal at the 2024 Annual Meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2024 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access By-Law must be submitted to the Corporate Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

•
When to send these proposals. Notice of director nominees submitted pursuant to our proxy access By-Law must be received by our Corporate Secretary on or after October 24, 2023 but on or before November 23, 2023 (unless the 2024 Annual Meeting is not scheduled to be held within the period between April 4, 2024 and June 3, 2024, in which case our By-Laws prescribe an alternate deadline).
•
Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.
•
What to include. Proposals must conform to, and include, the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must present their proposal at the 2024 Annual Meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2024 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2024 Annual Meeting, must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

•
When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our Corporate secretary on or after January 5, 2024 but on or before February 4, 2024 (unless the 2024 Annual Meeting is not scheduled to be held within the period between April 4, 2024 and June 3, 2024, in which case our By-Laws prescribe an alternate deadline).
•
Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.
•
What to include. Proposals and nominations must include the information required by our advance notice By-Laws. In addition, the stockholder proponent must present their proposal at the 2024 Annual Meeting or send a qualified representative to present such proposal.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential director candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a director nominee at any meeting of stockholders.

In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our By-Laws.

Appendix A

Note: The proposed changes to the Company’s Fifth Amended and Restated Certificate of Incorporation shown below are presented in a blackline format, with a single line through text we propose to delete and a single line underneath text we propose to add.

~~FIFTH~~SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.
The name of the Corporation is United Rentals, Inc. The Corporation was incorporated under the name “United Rentals Holdings, Inc.” The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998. The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998. That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”). That Amended and Restated Certificate of Incorporation was amended by a Certificate of Elimination filed with the Secretary of State of Delaware on March 16, 2009 and restated by a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 16, 2009 (the “Restated Certificate of Incorporation”). That Restated Certificate of Incorporation was amended by two Certificates of Amendment filed with the Secretary of State of the State of Delaware on May 4, 2017 and restated by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 4, 2017 (the “Third Amended and Restated Certificate of Incorporation”). The Third Amended and Restated Certificate of Incorporation was amended by the Certificate of Change of Registered Agent and Registered Office on June 1, 2017. In addition, on June 1, 2017, a restated Certificate of Incorporation (the “Fourth Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware, which integrated into a single instrument all of the provisions of the Third Amended and Restated Certificate of Incorporation that were then in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Third Amended and Restated Certificate of Incorporation. The Fourth Restated Certificate of Incorporation was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on ~~[~~May ~~11]~~7, 2020. In addition, on May 7, 2020, a Fifth Amended and Restated Certificate of Incorporation (the “Fifth Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware, integrating into a single instrument all of the provisions of the Fourth Restated Certificate of Incorporation which were then in effect and those amendments approved by the stockholders on May 7, 2020.
2.
Pursuant to Section 245(a) of the Delaware General Corporate Law, this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the ~~Fourth~~Fifth Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the ~~Fourth~~Fifth Restated Certificate of Incorporation.
3.
Pursuant to Section 245(c) of the Delaware General Corporation Law, this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the ~~Fourth~~FifthRestated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation.
4.
The terms and provisions of this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

5.
The text of the ~~Fourth~~FifthAmended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

A.
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.
B.
The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.
By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation to the

contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.
B.
Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII, IX and XI of this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.
Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.
B.
Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.
C.
Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.
D.
Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.
E.
Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.
F.
Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders or may be effected by a consent in writing by the stockholders of the Corporation as provided by, and subject to the limitations in, Article XI of this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XI.

A.
Written Consent. Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the stockholders of the Corporation entitled to vote thereon (a “Consent”), but only if such action is taken in accordance with the provisions of this Article XI.
B.
Request for Record Date. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article XI. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by the stockholders of record owning not less than ~~25~~15% of all the then-outstanding shares of Common Stock of the Corporation, as determined in accordance with the applicable requirements of the By-Laws of the Corporation, who shall continue to own not less than ~~25~~15% of all the then-outstanding shares of Common Stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section C of this Article XI. By the later of (i) 20 days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section C of this Article XI, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article XI and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article XI, or if such no determination shall have been made by the date required by this Article XI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the date on which the first signed Consent is delivered to the Corporation in the manner described in Section G of this Article XI; except that, if prior action by the Board of Directors is required under the provisions of the law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
C.
Request Requirements. Any Request (i) must be delivered by the stockholders of record owning not less than ~~25~~15% of all the then outstanding shares of Common Stock of the Corporation, as determined in accordance with applicable requirements of the By-Laws of the Corporation (with documentary evidence of such ownership attached to the Request, including, if the record holders submitting such Request are not the beneficial owners of such shares, documentary evidence that the beneficial owners on whose behalf the Request is submitted beneficially own at least ~~25~~15% of the then outstanding shares of Common Stock of the Corporation), who shall continue to own not less than ~~25~~15% of all the then outstanding shares of Common Stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the By-laws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the By-Laws of the Corporation), and (c) the agreement of the requesting stockholders required by the By-Laws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the By-Laws of the Corporation with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.
D.
Actions Which May Be Authorized or Taken by Written Consent. Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”), is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that has been called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.
E.
Manner of Consent Solicitation. Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of the shares of Common Stock of the Corporation entitled to vote on the matter and in accordance with applicable law.
F.
Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section G of this Article XI, Consents signed by the stockholders holding a sufficient number of shares to authorize or take such action are so delivered to the Corporation.
G.
Delivery of Consents. Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation’s registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article XI. If after such investigation the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section G, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
H.
Effectiveness of Consent. No action may be authorized or taken by the stockholders by Consent except in accordance with this Article XI. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article XI, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article XI, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 7 of this Article represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with law of the State of Delaware and this ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation.

I.
Challenge to Validity of Consent. Nothing contained in this Article XI shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
J.
Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article XI shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

UNITED RENTALS, INC. 100 FIRST STAMFORD PLACE - STE 700 STAMFORD, CT 06902 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/URI2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D96626-P84136 For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! UNITED RENTALS, INC. 100 FIRST STAMFORD PLACE - STE 700 STAMFORD, CT 06902 1b. Marc A. Bruno 1a. José B. Alvarez 1f. Kim Harris Jones 1c. Larry D. De Shon 1e. Bobby J. Griffin 1i. Francisco J. Lopez-Balboa 1g. Terri L. Kelly 1h. Michael J. Kneeland 3. Advisory Approval of Executive Compensation 1j. Gracia C. Martore 1k. Shiv Singh 2. Ratification of Appointment of Public Accounting Firm 5. Company Proposal to Improve Shareholder Written Consent (Amend Certificate of Incorporation to Reduce Threshold to 15%) 6. Stockholder Proposal to Improve Shareholder Written Consent 4. Advisory Vote on Frequency of Executive Compensation Vote THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, FOR "EVERY YEAR" ON PROPOSAL 4, "FOR" PROPOSAL 5, AND "AGAINST" PROPOSAL 6. 1. Election of Directors UNITED RENTALS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, FOR "EVERY YEAR" ON PROPOSAL 4, "FOR" PROPOSAL 5, AND "AGAINST" PROPOSAL 6. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 1d. Matthew J. Flannery Every 3 Years Every Year Every 2 Years Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF United Rentals May 4, 2023 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 4, 2023: The Notice and Proxy Statement for the 2023 Annual Meeting of Stockholders and the Company's 2022 Annual Report to Stockholders are available electronically at www.proxyvote.com. D96627-P84136 UNITED RENTALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or, before the meeting, via the Internet at WWW.PROXYVOTE.COM, or, during the meeting, via WWW.VIRTUALSHAREHOLDERMEETING.COM/URI2023. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Matthew J. Flannery, William E. Grace, Joli L. Gross or any of them, with full power of substitution, as proxies to represent and to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held via live webcast at www.virtualshareholdermeeting.com/URI2023 on May 4, 2023 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. (Continued and to be signed and dated on the reverse side)